                                                                 EXHIBIT 4.9

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                      TRANSAMERICAN REFINING CORPORATION,
                                     Issuer

                                      and

                           FIRST UNION NATIONAL BANK
                                    Trustee

                                 ______________


                                   INDENTURE


                           Dated as of March 14, 1997

                                 ______________


              $36,000,000 Senior Secured Notes due March 14, 1998





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
                               TABLE OF CONTENTS


                                   ARTICLE I

                   DEFINITIONS AND INCORPORATION BY REFERENCE

       Section 1.1   Definitions  . . . . . . . . . . . . . . . . . . . . .    1
       Section 1.2   Incorporation by Reference of TIA  . . . . . . . . . .   15
       Section 1.3   Rules of Construction  . . . . . . . . . . . . . . . .   16

                                 ARTICLE II

                                  THE NOTES

       Section 2.1   Form and Dating   . . . . . . . . . . . . . . . . . .    16
       Section 2.2   Execution and Authentication   . . . . . . . . . . . .   16
       Section 2.3   Registrar and Paying Agent   . . . . . . . . . . . . .   17
       Section 2.4   Paying Agent to Hold Assets in Trust   . . . . . . . .   17
       Section 2.5   Noteholder Lists   . . . . . . . . . . . . . . . . . .   18
       Section 2.6   Transfer and Exchange  . . . . . . . . . . . . . . . .   18
       Section 2.7   Replacement Notes  . . . . . . . . . . . . . . . . . .   18
       Section 2.8   Outstanding Notes  . . . . . . . . . . . . . . . . . .   18
       Section 2.9   Treasury Securities  . . . . . . . . . . . . . . . . .   19
       Section 2.10  Temporary Notes  . . . . . . . . . . . . . . . . . . .   19
       Section 2.11  Cancellation   . . . . . . . . . . . . . . . . . . . .   19
       Section 2.12  Defaulted Interest   . . . . . . . . . . . . . . . . .   19

                                 ARTICLE III

                                 REDEMPTION

       Section 3.1   Right of Redemption  . . . . . . . . . . . . . . . . .   20
       Section 3.2   Notices to Trustee   . . . . . . . . . . . . . . . . .   21
       Section 3.3   Notice of Redemption   . . . . . . . . . . . . . . . .   21
       Section 3.4   Effect of Notice of Redemption   . . . . . . . . . . .   21
       Section 3.5   Deposit of Redemption Price  . . . . . . . . . . . . .   22

                                   ARTICLE IV

                                    COVENANTS
       Section 4.1   Payment of Notes   . . . . . . . . . . . . . . . . . .   22
       Section 4.2   Maintenance of Office or Agency  . . . . . . . . . . .   22
       Section 4.3   Limitation on Use of Proceeds  . . . . . . . . . . . .   23
       Section 4.4   Construction   . . . . . . . . . . . . . . . . . . . .   23
       Section 4.5   Limitation on Restricted Payments  . . . . . . . . . .   23
       Section 4.6   Corporate Existence  . . . . . . . . . . . . . . . . .   23
       Section 4.7   Payment of Taxes and Other Claims  . . . . . . . . . .   23
       Section 4.8   Maintenance of Properties and Insurance  . . . . . . .   24
       Section 4.9   Compliance Certificate; Notice of Default  . . . . . .   24
       Section 4.10  SEC Reports  . . . . . . . . . . . . . . . . . . . . .   24
       Section 4.11  Limitation on Status as Investment Company or Public
                     Utility Company  . . . . . . . . . . . . . . . . . . .   25
       Section 4.12  Limitation on Transactions with Related Persons  . . .   25

       Section 4.13  Limitation on Incurrences of Additional Debt and
                     Issuances of Disqualified Capital Stock  . . . . . . .   26
       Section 4.14  Limitation on Restricting Subsidiary Dividends   . . .   27
       Section 4.15  Limitation on Liens  . . . . . . . . . . . . . . . . .   28
       Section 4.16  Limitation on Asset Sales  . . . . . . . . . . . . . .   28
       Section 4.17  Waiver of Stay, Extension or Usury Laws  . . . . . . .   30
       Section 4.18  Restriction on Sale and Issuance of Subsidiary Stock     31
       Section 4.19  Limitations on Line of Business  . . . . . . . . . . .   31
       Section 4.20  Limitation on Speculative Trading  . . . . . . . . . .   31
       Section 4.21  Accounts Receivable Subsidiary   . . . . . . . . . . .   31
       Section 4.22  Separate Existence and Formalities   . . . . . . . . .   32
       Section 4.23  Revolving Credit Facility  . . . . . . . . . . . . . .   33
       Section 4.24  Registration of Pledged Shares   . . . . . . . . . . .   33
       Section 4.25  Limitation on Sale/Leaseback Transactions  . . . . . .   33

                                    ARTICLE V

                              SUCCESSOR CORPORATION

       Section 5.1   When Company May Merge, Etc.   . . . . . . . . . . . .   33
       Section 5.2   Successor Corporation Substituted  . . . . . . . . . .   34

                                 ARTICLE VI

                       EVENTS OF DEFAULT AND REMEDIES

       Section 6.1   Events of Default  . . . . . . . . . . . . . . . . . .   36
       Section 6.2   Acceleration of Maturity Date; Rescission and
                     Annulment  . . . . . . . . . . . . . . . . . . . . . .   37
       Section 6.3   Collection of Indebtedness and Suits for
                     Enforcement by Trustee   . . . . . . . . . . . . . . .   38
       Section 6.4   Trustee May File Proofs of Claim   . . . . . . . . . .   39
       Section 6.5   Trustee May Enforce Claims Without Possession of
                     Notes  . . . . . . . . . . . . . . . . . . . . . . . .   39
       Section 6.6   Priorities   . . . . . . . . . . . . . . . . . . . . .   39
       Section 6.7   Limitation on Suits  . . . . . . . . . . . . . . . . .   40
       Section 6.8   Unconditional Right of Holders to Receive Principal,
                     Premium and Interest   . . . . . . . . . . . . . . . .   40
       Section 6.9   Rights and Remedies Cumulative   . . . . . . . . . . .   40
       Section 6.10  Delay or Omission Not Waiver   . . . . . . . . . . . .   41
       Section 6.11  Control by Holders   . . . . . . . . . . . . . . . . .   41
       Section 6.12  Waiver of Past Default   . . . . . . . . . . . . . . .   41
       Section 6.13  Undertaking for Costs  . . . . . . . . . . . . . . . .   41
       Section 6.14  Restoration of Rights and Remedies   . . . . . . . . .   42

                                 ARTICLE VII

                                   TRUSTEE

       Section 7.1   Duties of Trustee  . . . . . . . . . . . . . . . . . .   42
       Section 7.2   Rights of Trustee  . . . . . . . . . . . . . . . . . .   43
       Section 7.3   Individual Rights of Trustee   . . . . . . . . . . . .   43
       Section 7.4   Trustee's Disclaimer   . . . . . . . . . . . . . . . .   43
       Section 7.5   Notice of Default  . . . . . . . . . . . . . . . . . .   44
       Section 7.6   Reports by Trustee to Holders  . . . . . . . . . . . .   44
       Section 7.7   Compensation and Indemnity   . . . . . . . . . . . . .   44
       Section 7.8   Replacement of Trustee   . . . . . . . . . . . . . . .   45

       Section 7.9   Successor Trustee by Merger, Etc.  . . . . . . . . . .   45

                                ARTICLE VIII

                         SATISFACTION AND DISCHARGE

       Section 8.1   Satisfaction, Discharge of the Indenture and
                     Defeasance of the Notes  . . . . . . . . . . . . . . .   46
       Section 8.2   Termination of Obligations Upon Cancellation of the
                     Notes  . . . . . . . . . . . . . . . . . . . . . . . .   47
       Section 8.3   Survival of Certain Obligations  . . . . . . . . . . .   47
       Section 8.4   Acknowledgment of Discharge by Trustee   . . . . . . .   47
       Section 8.5   Application of Trust Assets  . . . . . . . . . . . . .   48
       Section 8.6   Repayment to the Company   . . . . . . . . . . . . . .   48
       Section 8.7   Reinstatement  . . . . . . . . . . . . . . . . . . . .   48

                                 ARTICLE IX

                     AMENDMENTS, SUPPLEMENTS AND WAIVERS

       Section 9.1   Supplemental Indentures Without Consent of Holders   .   48
       Section 9.2   Amendments, Supplemental Indentures and Waivers with
                     Consent of Holders   . . . . . . . . . . . . . . . . .   49
       Section 9.3   INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . .   50
       Section 9.4   Revocation and Effect of Consents  . . . . . . . . . .   50
       Section 9.5   Notation on or Exchange of   . . . . . . . . . . . . .   51
       Section 9.6   Trustee to Sign Amendments, Etc.   . . . . . . . . . .   51

                                    ARTICLE X

                             MEETINGS OF NOTEHOLDERS

       Section 10.1  Purposes for Which Meetings May Be Called  . . . . . .   51
       Section 10.2  Manner of Calling Meetings   . . . . . . . . . . . . .   51
       Section 10.3  Call of Meetings by Company or Holders   . . . . . . .   52
       Section 10.4  Who May Attend and Vote at Meetings  . . . . . . . . .   52
       Section 10.5  Regulations May Be Made by Trustee; Conduct of the
                     Meeting; Voting Rights; Adjournment  . . . . . . . . .   52
       Section 10.6  Voting at the Meeting and Record to Be Kept  . . . . .   53
       Section 10.7  Exercise of Rights of Trustee or Holders May Not Be
                     Hindered or Delayed by Call of Meeting   . . . . . . .   53

                                   ARTICLE XI

                           RIGHT TO REQUIRE REPURCHASE

       Section 11.1  Repurchase of Notes at Option of the Holder Upon
                     Change of Control  . . . . . . . . . . . . . . . . . .   53

                                   ARTICLE XII

                                    SECURITY

       Section 12.1  Security Documents   . . . . . . . . . . . . . . . . .   55
       Section 12.2  INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . .   55
       Section 12.3  Authorization of Actions to be Taken by the Trustee
                     Under the Security Documents   . . . . . . . . . . . .   55
       Section 12.4  Authorization of Receipt of Funds by the Trustee
                     Under the Security Documents   . . . . . . . . . . . .   55

       Section 12.5  Termination of Security Interest   . . . . . . . . . .   56
       Section 12.6  Release of Collateral  . . . . . . . . . . . . . . . .   56



                                ARTICLE XIII

                                MISCELLANEOUS

       Section 13.1  TIA  . . . . . . . . . . . . . . . . . . . . . . . . .   57
       Section 13.2  Notices  . . . . . . . . . . . . . . . . . . . . . . .   57
       Section 13.3  INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . .   58
       Section 13.4  Certificate and Opinion as to Conditions Precedent   .   58
       Section 13.5  Statements Required in Certificate or Opinion  . . . .   58
       Section 13.6  Rules by Trustee, Paying Agent, Registrar  . . . . . .   59
       Section 13.7  Legal Holidays   . . . . . . . . . . . . . . . . . . .   59
       Section 13.8  Governing Law  . . . . . . . . . . . . . . . . . . . .   59
       Section 13.9  No Adverse Interpretation of Other Agreements  . . . .   60
       Section 13.10 No Recourse against Others   . . . . . . . . . . . . .   60
       Section 13.11 Successors   . . . . . . . . . . . . . . . . . . . . .   60
       Section 13.12 Duplicate Originals  . . . . . . . . . . . . . . . . .   60
       Section 13.13 Severability   . . . . . . . . . . . . . . . . . . . .   60
       Section 13.14 Table of Contents, Headings, Etc.  . . . . . . . . . .   60

EXHIBITS

Exhibit A -- Form of Senior Secured Note  . . . . . . . . . . . . . . . . .  A-1
Exhibit B -- Form of Security Agreement . . . . . . . . . . . . . . . . . .  B-1
Exhibit C -- Form of Pledge Agreement . . . . . . . . . . . . . . . . . .    C-1
Exhibit D -- Form of Cash Collateral and Disbursement Agreement . . . . . .  D-1

              INDENTURE, dated as of March 14, 1997, between TRANSAMERICAN REFINING CORPORATION, a Texas corporation (the "Company") and FIRST UNION NATIONAL BANK, as Trustee.

              Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Company's Senior Secured Notes due March 14, 1998:


                                   ARTICLE I

                   DEFINITIONS AND INCORPORATION BY REFERENCE

              Section 1.1   Definitions.

              "Acceleration Notice" shall have the meaning specified in Section 6.2.

              "Acceptance Amount" shall have the meaning specified in Section 4.16(c).

              "Accounts Receivable Subsidiary" means a subsidiary of the Company designated as an Accounts Receivable Subsidiary for the purpose of financing the accounts receivable of the Company.

              "Accounts Receivable Subsidiary Notes" means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

              "Accumulated Amount" shall have the meaning specified in Section 4.16(a).

              "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (b) any officer, director or controlling shareholder of such other Person. For purposes of this definition, the term "control" means (i) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (ii) without limiting the foregoing, the beneficial ownership of 5% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

              "Agent" means any Registrar, Paying Agent or co-Registrar.

              "Asset Sale" shall have the meaning specified in Section 4.16.


              "Attributable Debt" in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest borne by the Notes) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

              "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors, as amended from time to time.

              "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

              "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

              "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the book value of all accounts receivable owned by the Company and its Subsidiaries (excluding any accounts receivable from a Related Person or that are more than 90 days past due, less (without duplication) the allowance for doubtful accounts attributable to such current accounts receivable) calculated on a consolidated basis and in accordance with GAAP and
(b) 80% of the current market value of all inventory owned by the Company and its Subsidiaries as of such date. To the extent that information is not available as to the amount of accounts receivable as of a specific date, the Company may utilize, to the extent reasonable, the most recent available information for purposes of calculating the Borrowing Base.

              "Business Day" means a day that is not a Legal Holiday.

              "Capital Expenditures" of a Person means expenditures (whether paid in cash or accrued as a liability) by such Person or any of its Subsidiaries that, in conformity with GAAP, are or would be included in "capital expenditures," "additions to property, plant or equipment" or comparable items in the consolidated financial statements of such Person consistent with prior accounting practices.

              "Capital Improvement Program" means the proposed expansion and modification of the Company's refinery in accordance with the Plans, including Phase I and Phase II thereof.

              "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participation or other ownership interests (however designated), of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

              "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board as in effect on the Issue Date) and the amount of Debt represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP, unless such obligations arise as a result of a Sale/Leaseback Transaction, in which case the amount of debt represented by such obligation shall be the Attributable Debt in respect of such Sale/Leaseback Transaction.

              "cash" means U.S. Legal Tender.

              "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any Eligible Institution, and (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition.

              "Change of Control" means (a) any sale, lease, transfer or other conveyance or disposition, whether direct or indirect, of more than 50% of the fair market value of the assets of the Company, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than to or among the Company's wholly owned Subsidiaries, whether in a single transaction or a series of related transactions, unless immediately after such transaction, John

R. Stanley has, directly or indirectly, in the aggregate, sole beneficial ownership of more than 50%, on a fully diluted basis, of the total voting power entitled to vote in the election of directors, managers, or trustees of the transferee, (b) the liquidation or dissolution of the Company, or (c) any transaction, event or circumstance pursuant to which any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than John R. Stanley and his wholly owned Subsidiaries, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company's then outstanding Voting Stock, unless at the time of the occurrence of an event specified in clause (a), (b) or (c), the Mortgage Notes have an Investment Grade Rating; provided, however, that if at any time within 120 days after such occurrence, the Mortgage Notes cease having an Investment Grade Rating, such event shall be a "Change of Control."

              "Change of Control Offer" shall have the meaning specified in
Section 11.1.

              "Change of Control Payment Date" shall have the meaning specified in Section 11.1.

              "Change of Control Purchase Price" shall have the meaning specified in Section 11.1.

              "Closing Price" of a share of common stock on any day shall mean
(a) the closing sales price regular way per share of common stock on such day on the New York Stock Exchange ("NYSE"), or (b) if the common stock is not listed on the NYSE, the last reported sales price regular way, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, on the principal national securities exchange on which the common stock is admitted for trading, or (c) if the common stock is not listed or admitted for trading on any national securities exchange, the last reported sales price regular way per share of common stock on such day, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case, on the Nasdaq National Market.

              "Collateral" means (a) the Account Collateral, as such term is defined in the Security Agreement, and (b) the Pledged Collateral, as such term is defined in the Pledge Agreement.

              "Collateral Account" shall have the meaning provided in the Disbursement Agreement.

              "Common Stock" means the common stock, par value $.01 per share, of the Company, now or hereafter issued.

              "Company" means the party named as such in this Indenture until a successor replaces it pursuant to the Indenture and thereafter means such successor.

              "Consolidated EBITDA" of any Person for any period means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provision for income taxes for such period for such Person and its consolidated Subsidiaries,
(ii) depreciation and amortization of such Person and its consolidated Subsidiaries during such period, and (iii) Consolidated Fixed Charges of such Person for such period, determined, in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP unless otherwise defined herein.

              "Consolidated Fixed Charge Coverage Ratio" on any date (the "Transaction Date") means, with respect to any Person, the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person (attributable to continuing operations and businesses and exclusive of the amounts attributable to operations and businesses discontinued or disposed of, on a pro forma basis) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to discontinued operations and businesses, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (i) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (ii) the incurrence of any Debt or issuance of Disqualified Capital Stock during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom) shall be assumed to have occurred on the first day of such Reference Period, and (iii) Consolidated Interest Expense attributable to any Debt (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap Obligation (that remains in effect for the 12-month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

              "Consolidated Fixed Charges" of any Person for any period means (without duplication) the sum of (a) Consolidated Interest Expense of such Person for such period, (b) dividend requirements of such Person and its Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to Preferred Stock, paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation, and (c) fees paid or accrued during such period by such Person and its Subsidiaries in respect of performance bonds or other guarantees of payment. For purposes of clause (b) above, dividend requirements shall be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined Federal, state, local, and foreign income tax rate of such Person and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Fixed Charges.

              "Consolidated Interest Expense" of any Person means, for any period, the aggregate interest (without duplication), whether expensed or capitalized, paid or accrued during such period in respect of all Debt of such Person and its consolidated Subsidiaries (including (a) amortization of deferred financing costs and original issue discount and noncash interest payments or accruals, (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, and
(c) all commissions, discounts, other fees, and charges owed with respect to letters of credit and banker's acceptance financing and costs associated with Interest Swap Obligations, in each case to the extent attributable to such period) determined on a consolidated basis in accordance with GAAP. For purposes of this definition, (i) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and (ii) Consolidated Interest Expense attributable to any Debt represented by the guarantee by such Person or a Subsidiary of such Person other than with respect to Debt of such Person or a Subsidiary of such Person shall be deemed to be the interest expense attributable to the item guaranteed.

              "Consolidated Net Income" of any Person for any period means the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined in accordance with GAAP, excluding (without duplication) (a) all extraordinary, unusual, and nonrecurring gains, (b) the net income, if positive, of any other Person, other than a consolidated Subsidiary in which such Person or any of its consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a consolidated Subsidiary of such Person during such period, but not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period, (c) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and (d) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument (other than the Indenture), judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary; provided, however, that the Consolidated Net Income of the Company shall not include any income of the Company arising from dividends or distributions paid to the Company by TransTexas.

              "consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

              "Construction Supervisor" means Baker & O'Brien, Inc., in its capacity as Construction Supervisor under the Mortgage Notes Disbursement Agreement, and any successor thereto.

              "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

              "Debt" means, with respect to any Person, (a) all liabilities, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property or services, (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Interest Swap Obligations, or (iv) for the payment of money relating to a Capitalized Lease Obligation; (b) reimbursement obligations of such Person with respect to letters of credit; (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or that are otherwise its legal liability; (d) all obligations secured by a Lien to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (e) the Attributable Debt associated with any Sale/Leaseback Transactions; and (f) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (a) through (e) whether or not between or among the same parties.

              "Default" means an event or condition, the occurrence of which is, or with the lapse of time would be, or giving of notice, or both, would be an Event of Default.

              "Defaulted Interest" shall have the meaning specified in Section 2.12.

              "Disbursement Agent" means First Union National Bank, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor thereto.

              "Disbursement Agreement" means the Cash Collateral and Disbursement Agreement, among the Company, the Trustee and the Disbursement Agent substantially in the form of Exhibit C hereto, as amended from time to time in accordance with the terms hereof.

              "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is or, upon the happening of an event or the passage of time, would be required to be redeemed or repurchased, in whole or in part, by such Person or its subsidiaries, including any redemption or repurchase at the option of the holder, or has or, upon the happening of an event or passage of time, would have a redemption, repurchase or similar payment due, on or prior to March 14, 1998.

              "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500,000,000, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

              "Event of Default" shall have the meaning specified in Section
6.1.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

              "Final Change of Control Put Date" shall have the meaning specified in Section 11.1.

              "Final Put Date" shall have the meaning specified in Section
4.16.

              "Force Majeure" means strikes, lockouts or other labor trouble, fire or other casualty, governmental preemption in connection with a national emergency, any rule, order or regulation of any governmental agency or any department or subdivision thereof, or inability to secure materials or labor because of any such emergency, rule, order, regulation, war, civil disturbance or other emergency, cause or event beyond the reasonable control of the Company.

              "GAAP" means generally accepted accounting principles, as in effect in the United States on the Issue Date, applied on a basis consistent with those used in the preparation of the audited financial statements of the Company included in the most recent annual report on Form 10-K filed with the SEC.

              "Gas Purchase Agreement" means the Interruptible Gas Sales Terms and Conditions between the Company and TransTexas, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not adverse to the holders of the Notes.

              "Government Securities" means direct obligations of the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

              "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

              "Incur" shall have the meaning specified in Section 4.13.

              "Indenture" means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

              "Interest Payment Date" means the stated due date of an installment of interest on the Notes.

              "Interest Swap Obligation" means (a) any obligation of any Person pursuant to any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount, and (b) any interest rate exchange, collar, cap, swap option or similar agreement providing interest rate protection.

              "Investment" by any Person in any other Person means (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan, contribution or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) and (without duplication) any amount committed to be advanced, loaned or extended to such other Person; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Debt or any other liability of such other Person; or (d) the entering into of any Interest Swap Obligation with such other Person.

              "Investment Grade Rating" means, with respect to the Mortgage Notes, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by both S&P and Moody's or any successor rating agency to either entity, or, if any such rating agency has ceased using letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, the comparable "investment grade" ratings (as designated by such rating agency).

              "Issue Date" means the date of first issuance of the Notes under this Indenture.

              "Junior Debt" means Debt of the Company that (a) requires no payment of principal prior to or on the date on which all principal of and interest on the Notes is paid in full or (b) is subordinate or junior in right of payment to the Notes.

              "Legal Holiday" shall have the meaning provided in Section 13.7.

              "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

              "Market Value" means, as of any date, with respect to any number of shares of any equity security, the average of the Closing Prices of such security for the 20 Trading Day period for such security immediately preceding such date multiplied by such number of shares.

              "Marketable Securities" means (a) Government Securities, (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (c) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-l" (or higher) according to S&P or "P-1" (or higher) according to Moody's, issued or offered by an Eligible Institution, (d) any bankers' acceptances or money market deposit accounts issued or offered by an Eligible Institution, and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

              "Maturity Date", when used with respect to the Notes, means the date on which the principal of such Notes becomes due and payable as therein or herein provided, whether at the Stated Maturity, Change of Control Payment Date, Purchase Date, Accelerated Payment Date or by declaration of acceleration, call for redemption or otherwise.

              "Minimum Accumulation Date" shall have the meaning provided in
Section 4.16.

              "Moody's" means Moody's Investors Service, Inc.

              "Mortgage Notes" means, collectively, the Company's Guaranteed First Mortgage Notes due 2002 and the Company's Guaranteed First Mortgage Discount Notes due 2002, in each case issued pursuant to the Mortgage Notes Indenture.

              "Mortgage Notes Disbursement Agreement" means the Cash Collateral and Disbursement Agreement, dated February 15, 1995, among the Company, First Union Bank, National Association, as Trustee and First Union Bank, National Association, as Disbursement Agent and the Construction Supervisor.

              "Mortgage Notes Indenture" means the Indenture dated as of February 15, 1995 among the Company, the Guarantors named therein and First Union Bank, National Association, as Trustee, as amended by the First Supplemental Indenture dated as of February 24, 1997 among the Company, the Guarantors named therein and First Union National Bank, as Trustee.

              "Mortgage Notes Company Pledge Agreement" means the Company Pledge Agreement, dated February 23, 1995, between the Company and First Union Bank, National Association, as Trustee.

              "NASD" means the National Association of Securities Dealers, Inc.

              "Net Cash Proceeds" shall have the meaning specified in Section 4.16.

              "Net Proceeds" means the cash proceeds received from the sale of TransTexas common stock less reasonable and customary underwriting discounts and broker's commissions incurred in connection with such sale and less the amount of any tax liabilities arising as a result of such sale other than as a result of TransTexas ceasing to be a member of TransAmerican's consolidated group for Federal tax purposes.

              "Net Worth" of any Person means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts included therein attributable to Disqualified Capital Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock, and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Person or any of its Subsidiaries, each item to be determined in conformity with GAAP.

              "Non-Recourse Debt" of any Person means Debt of such Person that
(a) is not guaranteed by any other Person (except a wholly owned Subsidiary of such Person), (b) is not recourse to and does not obligate any other Person (except a wholly owned Subsidiary of such Person) in any way, (c) does not subject any property or assets of any other Person (except a wholly owned Subsidiary of such Person), directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (d) is not required by GAAP to be reflected on the financial statements of any other Person (other than a Subsidiary of such Person) prepared in accordance with GAAP.

              "Note Redemption" means a redemption of Notes by the Company pursuant to Article III.

              "Note Repurchase" means a purchase of Notes by the Company, other than pursuant to a Change of Control Offer or an Offer to Purchase, provided that all Notes purchased are delivered to the Trustee for cancellation promptly upon their receipt by the Company.

              "Notes" means the Company's 15% Senior Secured Notes due March 14, 1998 as supplemented from time to time in accordance with the terms hereof, issued under this Indenture.

              "Offer Amount" shall have the meaning specified in Section 4.16.

              "Offer Price" shall have the meaning specified in Section 4.16.

              "Offer to Purchase" means any offer made by the Company to Holders of the Notes required by the provisions of Section 4.16(a) and made pursuant to the provisions of Section 4.16(b), otherwise, also referred to as a "Section 4.16 Offer."

              "Officer" means, with respect to the Company the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller, or the Secretary of the Company.

              "Officers' Certificate" means, with respect to the Company, a certificate signed by two Officers or by an Officer and an Assistant Secretary of the Company and otherwise complying with the requirements of Sections 13.4 and 13.5.

              "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee complying with the requirements of Sections 13.4 and 13.5. Unless otherwise required by the Trustee, the counsel may be outside counsel to the Company.

              "Paying Agent" shall have the meaning specified in Section 2.3.

              "Permitted Hedging Transactions" means transactions in futures contracts and related options that are permitted under Section 4.20.

              "Permitted Investment" means, when used with reference to the Company or any of its Subsidiaries, (a) trade credit extended to persons in the ordinary course of business; (b) a purchase of (i) readily marketable obligations of, or obligations guaranteed unconditionally by, the United States of America maturing in one year or less from the date of purchase, (ii) commercial paper having the highest rating obtainable from either Moody's or S&P (or any successor rating agency to either entity), (iii) certificates of deposit maturing in one year or less from the date of purchase issued by, bankers' acceptances and deposit accounts of, and time deposits with, commercial banks of recognized standing chartered in the United States of America or Canada with capital, surplus, and undivided profit aggregating in excess of $250,000,000, (iv) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation, (v) Eurodollar time deposits, or (vi) shares of money market funds that invest solely in Permitted Investments of the kind described in clauses (i) through (v) above; (c) an Investment in the Company or a Person that is or upon such Investment becomes a wholly owned Subsidiary that is engaged in a Related Business; (d) any Interest Swap Obligation permitted to be incurred under Section 4.13; (e) the receipt of capital stock or notes in lieu of cash in connection with the settlement of litigation to the extent that cash is not otherwise available to the Person obligated to make such settlement payment; (f) an advance to an officer or employee in connection with the performance of his duties in the ordinary course of business in an amount that, together with all other such advances to officers and employees that are outstanding, does not exceed $3,000,000 at any time; (g) a margin deposit in connection with a Permitted Hedging Transaction; or (h) any investment by the Company in TEC or TransTexas.

              "Permitted Liens" means (a) Liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business provided that
(i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; (d) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (e) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) Liens existing on the Issue Date not exceeding $2 million; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation; (h) if the Company has obtained a Revolving Credit Facility that satisfies the requirements of Section 4.13 and the Company has deposited in the Collateral Account $50,000,000 of the proceeds of Debt incurred pursuant to such Revolving Credit Facility, Liens on (i) accounts receivable owned by the Company and its Subsidiaries or (ii) inventory owned by the Company and its Subsidiaries, in either case, securing Debt of the Company pursuant to such Revolving Credit Facility; (i) Liens on the assets of any entity existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (i) are not created, incurred or assumed in contemplation of such assets being acquired by the Company or such Subsidiary and (ii) do not extend to any other assets of the Company or any of its Subsidiaries; (j) Liens (including extensions and renewals thereof) on real or personal property acquired after the Issue Date, except for property acquired in whole or in part with the proceeds of this offering; provided, however, that
(i) such Lien is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of, or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost, and (iii) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (k) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries, taken as a whole; (l) Liens in favor of the Company; (m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) Liens encumbering customary initial deposits and margin deposits securing Interest Swap Obligations or Permitted Hedging Transactions; (p) until the Company obtains a Revolving Credit Facility, Liens on cash deposits of up to $30,000,000 to secure reimbursement obligations with respect to letters of credit; (q) Liens encumbering funds disbursed from the Collateral Account in accordance with the Disbursement Agreement; (r) Liens granted pursuant to the Mortgage Notes Indenture and the security documents executed in connection therewith; (s) Liens granted pursuant to this Indenture and the Security Documents; and (t) any replacement of the Permitted Liens set forth in the foregoing clauses (a) through (s) that is on substantially similar terms and does not secure any additional Debt or encumber or otherwise affect or relate to any additional property; provided, however, that the aggregate amount of Debt secured by Liens pursuant to the foregoing clauses (i), (j) and (p), shall not exceed $50 million plus the amount of any Debt, not in excess of $10 million, incurred to finance the acquisition of tank storage facilities.

              "Permitted Proceeds Uses" means for general corporate purposes of the Company, but in no event for the purpose of distribution to any Affiliate of the Company.

              "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

              "Phase I Completion Date" or shall have the meaning as set forth in the Mortgage Notes Indenture.

              "Plans" means the "Plans" as such term is defined in Mortgage Notes Indenture.

              "Pledge Agreement" means the Pledge Agreement between the Company and the Trustee, substantially in the form of Exhibit B hereto, as amended from time to time in accordance with the terms hereof.

              "8% Preferred Stock" means Preferred Stock of the Company that is Qualified Capital Stock, is not entitled to receive cash dividends, is not entitled to any voting rights (other than as required by law), is not convertible or exchangeable into any other security (whether or not of the Company), is issued at a price at least equal to its liquidation preference, and provides for dividends or distributions payable only in additional shares of 8% Preferred Stock at a rate less than or equal to 8% per annum of the purchase price thereof.

              "Preferred Stock" means, with respect to any corporation, any class or classes (however designated) of Capital Stock of such Person which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or distribution of such corporation over shares of Capital Stock of any other class of such corporation.

              "Project Costs" means, with respect to a proposed expansion or modification of the Company's refinery, the aggregate costs required to complete such expansion or modification of the refinery in accordance with the Plans therefor and applicable legal requirements, including direct costs related thereto such as construction, engineering and design costs and the cost of site work, construction permits, certificates and bonds, fixtures, machinery, and equipment.

              "Principal" of any Debt (including the Notes) means the principal of such Debt plus, without duplication, any applicable premium, if any, on such Debt.

              "Property" means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

              "Public Equity Offering" means a public offering by the Company of Qualified Capital Stock of the Company underwritten by a nationally recognized member of the National Association of Securities Dealers pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act.

              "Public Market Value" means, as of any date, with respect to any equity security, the product of the weighted average number of shares of such security outstanding during the 20 Trading Day period for such security immediately preceding such date multiplied by the average of the Closing Prices of such security for such period. Notwithstanding the foregoing, if such security is not listed or admitted for trading on any national securities exchange or the Nasdaq National Market, the Public Market Value of such security shall be zero.

              "Purchase Date" shall have the meaning specified in Section
4.16(b).

              "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

              "Record Date" means a Record Date specified in the Notes whether or not such Record Date is a Business Day.

              "Redemption Date", when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and Paragraph 5 in the form of Note attached hereto as Exhibit A.

              "Redemption Price", when used with respect to any Security to be redeemed, means the redemption price for such redemption pursuant to Paragraph 5 in the form of Note attached hereto as Exhibit A, which shall include, without duplication, in each case, accrued and unpaid interest to the Redemption Date.

              "Reference Period" with regard to any Period means the four full fiscal quarters for which financial statements are available of such Period ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture; provided, however, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio of the Company in connection with the definition of "Required Phase I Completion Date" or Section 12.6 hereof, "Reference Period" means the three-month period ending on the date as of which the Consolidated Fixed Charge Coverage Ratio is calculated.

              "Refinancing Debt" shall have the meaning specified in Section
4.13.

              "Refinancing Fees" shall have the meaning specified in Section
4.13.

              "Registrar" shall have the meaning specified in Section 2.3.

              "Registration Rights Agreement" means the Registration Rights Agreement among TransTexas, the Company, the Trustee and TEC, as in effect on February 15, 1995 and as amended from time to time, provided that any such amendment is not adverse to the holders of the Notes.

              "Related Business" means the business of processing, blending, storing, marketing (other than through operating retail gasoline stations), refining, or distilling crude oil, condensate, natural gas liquids, petroleum blendstocks or refined products thereof.

              "Related Person" means, with respect to any Person, (a) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the referenced Person (or any Subsidiary of the Company if the Company is the referenced Person) or any officer, director, or employee of the referenced person (or any Subsidiary of the Company if the Company is the referenced Person) or of such Person, (b) the spouse, any immediate family member, or any other relative who has the same principal residence of any Person described in clause (a) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such spouse, family member or other relative, and (c) any trust in which any Person described in clause (a) or (b), above, is a fiduciary or has a beneficial interest. For purposes of this definition the term "control" means (i) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the beneficial ownership of 10% or more of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

              "Related Person Transaction" shall have the meaning specified in
Section 4.12.

              "Required Phase I Completion Date" means July 15, 1997.

              "Restricted Investment" means any direct or indirect Investment other than a Permitted Investment.

              "Restricted Payment" means, with respect to any Person, (a) any Restricted Investment by such Person, (b) any dividend or other distribution on shares of Capital Stock of such Person, (c) any direct or indirect payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person or any Subsidiary of such Person, and (d) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition, or defeasance) in whole or in part, of any Junior Debt, directly or indirectly, of such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Junior Debt; provided, however, that, with respect to the Company, the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of an issuer solely in shares of Qualified Capital Stock of such issuer that is at least as junior in ranking as the Capital Stock on which such dividend, distribution, or other payment is to be made, (ii) any dividend, distribution, or other payment to the Company, or any of its directly or indirectly owned Subsidiaries, by any of its Subsidiaries, (iii) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Junior Debt payable solely in shares of Qualified Capital Stock of such Person or (iv) payments by the Company to TEC, in an aggregate amount not to exceed $350,000 per fiscal year, as reimbursement for expenses of TEC in connection with accounting, legal, financial and other expenses. For purposes of clause (a) of the immediately preceding sentence, the aggregate amount of Restricted Investments made by the Company and its Subsidiaries after the Issue Date shall equal the aggregate gross amount of such Restricted Investments, less amounts received in cash without restriction by the Company or its wholly owned Subsidiaries upon the disposition, liquidation, or repayment of any portion of such Restricted Investment (not to exceed the original cost of such portion), to the extent not reflected in the Consolidated Net Income of the Company, in either case, less the cost of disposition, liquidation, or repayment.

              "Revolving Credit Facility" means any revolving credit facility of the type and with such terms as are customarily entered into with banks, between the Company or any of its Subsidiaries, on the one hand, and any banks or other lenders, on the other hand; provided that all indebtedness incurred pursuant to such facility would be reflected on the balance sheet of the Company or its Subsidiaries as current liabilities in accordance with GAAP.

              "Sale/Leaseback Transaction" means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby the Company, or a Subsidiary of the Company transfers such property to a Person and leases it back from such Person, other than (i) any such arrangement (a) the term of which is for not more than one year and (b) the Attributable Debt associated with which is less than $1.0 million (aggregating any series of related transactions), and (ii) any such arrangement between the Company and a wholly owned Subsidiary of the Company, or between wholly owned subsidiaries of the Company.

              "S&P" means Standard & Poor's Ratings Service, a division of McGraw-Hill, Inc., and its successors.

              "SEC" means the Securities and Exchange Commission.

              "Section 4.16 Offer" shall refer to an "Offer to Purchase," as defined in Section 4.16.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

              "Security Agreement" means the Security Agreement between the Company and the Trustee, substantially in the form attached as Exhibit B hereto, as amended from time to time in accordance with the terms hereof.

              "Security Documents" means (a) the Security Agreement, (b) the Pledge Agreement, (c) the Disbursement Agreement, and (d) each other agreement relating to the pledge of assets to secure the Notes that may be entered into after the Issue Date pursuant to the terms of this Indenture.

              "Senior Debt" means, with respect to any Person, any Debt that is not Subordinated Debt.

              "Services Agreement" means the Services Agreement among the Company, TEC, TransTexas, and TransAmerican dated as of February 15, 1995, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not adverse to the holders of the Notes.

              "Significant Subsidiary" means, with respect to any Person, a Subsidiary of such Person that would be a "significant subsidiary," within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission, if such Person were deemed to be the "registrant" referred to therein.

              "Southeast" means Southeast Louisiana Contractors of Norco, Inc., a Louisiana corporation.

              "Special Record Date" for payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.12.

              "Stated Maturity", when used with respect to the Notes, means March 14, 1998.

              "Stock Transfer Agreement" means the Stock Transfer Agreement among TransAmerican, TEC and the Company dated as of February 15, 1995, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not adverse to the holders of the Notes.

              "Subordinated Debt" means Debt of the Company that (a) requires no payment of principal prior to or on the date on which all principal of and interest on the Notes is paid in full and (b) is subordinate and junior in right of payment to the Notes in all respects.

              "Subsidiary" means, with respect to any Person, (a) a corporation of which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, owns at least 50% of the Voting Stock, or (b) a partnership of which such Person or a Subsidiary of such Person is a general partner, or (c) any entity (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, has (i) at least a 50% ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such entity. For the purposes of this Indenture, "Subsidiary" shall not include (x) the Accounts Receivable Subsidiary, except for purposes of determining the Consolidated Fixed Charge Coverage Ratio of the Company, or (y) TransTexas or any of its Subsidiaries.

              "Surviving Person" shall have the meaning specified in Section 5.1(a).

              "TARC Warrants" means common stock purchase warrants initially exercisable for 5,811,773 shares of the common stock of TransAmerican Refining Corporation.

              "Tax Allocation Agreement" means the Tax Allocation Agreement among TransAmerican, TEC, the Company, TransTexas, and TransAmerican's other subsidiaries, dated as of February 15, 1995, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not adverse to the holders of the Notes.

              "TEC" means TransAmerican Energy Corporation, a Delaware corporation.

              "TEC Preferred" means the Series A Preferred Stock $.01 par value per share of TransAmerican Energy Corporation.

              "TIA" means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of the execution of this Indenture.

              "Trading Day" means any day on which the securities in question are quoted on the Nasdaq National Market, or if such securities are not approved for listing on the Nasdaq National Market, on the principal national securities market or exchange on which such securities are listed or admitted.

              "TransAmerican" means Transamerican Natural Gas Corporation, a Texas corporation.

              "TransAmerican Lease" means a lease to be entered into between TransAmerican and the Company, as amended from time to time, with respect to an office building owned by TransAmerican located in Houston, Texas, which lease will provide for payments by the Company to TransAmerican not in excess of $950,000 per year.

              "TransTexas" means TransTexas Gas Corporation, a Delaware corporation.

              "TransTexas Indenture" shall have the meaning specified in
Section 6.1.

              "Trustee" means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

              "Trust Officer" means any officer within the corporate trust department (or any successor group) of the Trustee including any vice president, assistant vice president, secretary, assistant secretary or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the Persons who at that time shall be such officers, and also means, with respect to a particular corporate trust matter, any other officer of the corporate trust department (or any successor group) of the Trustee to whom such trust matter is referred because of his knowledge of and familiarity with the particular subject.

              "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

              "Voting Stock" means, with respect to any corporation, Capital Stock of such corporation having generally the right to vote in the election of directors of such corporation.

              "wholly owned Subsidiary" means with respect to any Person, at any time, a Subsidiary of such Person, all of the Capital Stock of which (except any director's qualifying shares, the TARC Warrants and the TEC Preferred) is at the time owned directly or indirectly by such Person.

              "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (a) the sum of the products, for each scheduled principal payment of such debt instrument, of (i) the number of years from the date of determination to the date of such scheduled principal payment and (ii) the amount of such principal payment, by (b) the sum of all such scheduled principal payments.

              Section 1.2   Incorporation by Reference of TIA.

              Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

              "Commission" means the SEC.

              "indenture securities" means the Notes.

              "indenture securityholder" means a Holder or a Noteholder.

              "indenture to be qualified" means this Indenture.

              "indenture trustee" or "institutional trustee" means the Trustee.

              "obligor" on the indenture securities means the Company and any other obligor on the Notes.

              All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them thereby.

              Section 1.3   Rules of Construction.

              Unless the context otherwise requires:

              (a) a term has the meaning assigned to it;

              (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

              (c) "or" is not exclusive;

              (d) words in the singular include the plural, and words in the plural include the singular;

              (e) provisions apply to successive events and transactions;

              (f) "herein", "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

              (g) references to Sections or Articles means reference to such Section or Article in this Indenture, unless stated otherwise.


                                   ARTICLE II

                                   THE NOTES


              Section 2.1  Form and Dating.

              The Notes and the Trustee's certificate of authentication in respect thereof shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them. Any such notations, legends or endorsements not contained in the form of Note attached as Exhibit A hereto shall be delivered in writing to the Trustee. Each Security shall be dated the date of its authentication. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to the terms and provisions contained in the forms of Notes and to be bound thereby.

              Section 2.2   Execution and Authentication.

              One Officer shall sign the Notes for the Company by manual or facsimile signature. The Company's seal shall not be required to be impressed, affixed, imprinted or reproduced on the Notes.

              If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless and the Company shall nevertheless be bound by the terms of the Notes and this Indenture.

              A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note but such signature shall be conclusive evidence that the Note has been authenticated pursuant to the terms of this Indenture.

              The Trustee shall authenticate Notes for original issue in the aggregate principal amount of up to $36,000,000 upon a written order of the Company in the form of an Officers' Certificate. The Officers'

Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed $36,000,000 except as provided in
Section 2.7. Upon the written order of the Company in the form of an Officers' Certificate, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Company.

              The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company, any Affiliate of the Company, or any of its Subsidiaries.

              Notes shall be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

              Section 2.3   Registrar and Paying Agent.

              The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency each in the Borough of Manhattan, The City of New York, where Notes may be presented for payment ("Paying Agent") and where notices and demands to or upon the Company in respect of the Notes may be served. The Company may act as its own Registrar or Paying Agent, except that, for the purposes of Articles III, VIII, XI and Section 4.16 none of the Company or any Affiliate of the Company shall act as Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-Registrars and one or more additional Paying Agents. The term "Paying Agent" includes any additional Paying Agent. The Company hereby initially appoints the Trustee as Registrar and Paying Agent, and the Trustee hereby initially agrees so to act.

              The Company shall enter into an appropriate written agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall promptly notify the Trustee in writing of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such; provided and on the express condition that the Company delivers all necessary files, records and information to permit the Trustee to act as the Registrar and the Paying Agent.

              Section 2.4   Paying Agent to Hold Assets in Trust.

              The Company shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company, or any other obligor on the Notes), and shall notify the Trustee in writing of any Default in making any such payment. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate such assets and hold them as a separate trust fund for the benefit of the Holders or the Trustee. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent (if other than the Company) shall have no further liability for such assets.

              Section 2.5   Noteholder Lists.

              The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee on or before the third Business Day preceding each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee reasonably may require of the names and addresses of Holders.

              Section 2.6   Transfer and Exchange.

              When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar's or co-Registrar's request. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments, or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.2, 2.10, 4.16, 9.5, or 11.1). The Registrar or co-Registrar shall not be required to register the transfer of or exchange of (a) any Note to be redeemed pursuant to Article III hereof, or (b) any Note for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase pursuant to Article XI or Section 4.16 hereof or redeem Notes pursuant to Article III hereof and ending at the close of business on the day of such mailing.

              Section 2.7   Replacement Notes.

              If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims and submits an affidavit or other evidence, satisfactory to the Trustee, to the Trustee to the effect that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Company, such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its reasonable, out-of-pocket expenses in replacing a Security.

              Every replacement Note is an additional obligation of the Company.

              Section 2.8   Outstanding Notes.

              Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note, except as provided in Section 2.9.

              If a Note is replaced pursuant to Section 2.7 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.7.

              If on a Redemption Date or the Maturity Date the Paying Agent (other than the Company or an Affiliate of the Company) holds U.S. Legal Tender or Government Securities sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

              Section 2.9   Treasury Securities.

              In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company and Affiliates of the Company shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be disregarded.

              Section 2.10  Temporary Notes.

              Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations, not inconsistent with the terms of this Indenture, that the Company reasonably and in good faith considers appropriate for temporary Notes. Without unreasonable delay the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as permanent Notes authenticated and delivered hereunder.

              Section 2.11  Cancellation.

              The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or an Affiliate of the Company), and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation. Subject to
Section 2.7, the Company may not issue new Notes to replace Notes that have been paid or delivered to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.11, except as expressly permitted in the form of Notes and as permitted by this Indenture.

              Section 2.12  Defaulted Interest.

              Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest.

              Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date plus, to the extent lawful, any interest payable on the defaulted interest, at the rate provided in the Note, compounded semi-annually (herein called "Defaulted Interest"), shall forthwith cease to be payable to the registered holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in clause (a) or
(b) below:

                     (a) The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as provided in this clause (a). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at his address as it appears in the Security Register not less than 10 days prior to such Special Record Date. The Trustee may, in its discretion, in the name and at the expense of the Company, cause a similar notice to be published at least once in a newspaper, customarily published in the English language on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, but such publication shall not be a condition precedent to the establishment of such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the Notes (or their respective predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

                     (b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner shall be deemed practicable by the Trustee.

              Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.


                                  ARTICLE III

                                   REDEMPTION


              Section 3.1   Right of Redemption.

              Redemption of Notes, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this
Article III.

              The Notes may be redeemed at the election of the Company, as a whole, at any time on or after July 1, 1997, at 100% of the principal amount thereof, including accrued and unpaid interest to the Redemption Date.

              The Notes shall be redeemed, as a whole, upon the occurrence of the events set forth in Paragraph 5 of the Notes, at 100% of the principal amount thereof, including accrued and unpaid interest to the Redemption Date.

              Section 3.2   Notices to Trustee.

              If the Company elects to redeem Notes pursuant to Paragraph 5 of the Notes, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed.

              The Company shall give each notice to the Trustee provided for in this Section 3.2 at least 7 days before an optional Redemption Date and at least 10 days prior to the date any notice pursuant to Section 3.3 is to be mailed to Holders by the Trustee at the Company's request (unless a shorter notice shall be satisfactory to the Trustee in its sole discretion).

              Section 3.3   Notice of Redemption.

              At least 7 days but not more than 45 days before an optional Redemption Date, the Company shall give a notice of redemption by first class mail, postage prepaid, or by telecopy, to the Trustee and each Holder. At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at the Company's expense. Each notice for redemption shall identify the Notes to be redeemed and shall state:

                     (a)    the Redemption Date;

                     (b) the Redemption Price, including the amount of accrued and unpaid interest to be paid upon such redemption;

                     (c) the name, address and telephone number of the Paying Agent;

                     (d) that Notes must be surrendered to the Paying Agent at the address specified in such notice to collect the Redemption Price;

                     (e) that, unless the Company defaults in its obligation to deposit U.S Legal Tender with the Paying Agent in accordance with Section
3.4 hereof, interest on Notes ceases to accrue on and after the Redemption Date and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price, including accrued and unpaid interest, upon surrender to the Paying Agent of the Notes and to be redeemed;

                     (f)    the CUSIP number, if any, of the Notes; and

                     (g)    that the notice is being sent pursuant to this
Section 3.3 and pursuant to the optional redemption provisions of Paragraph 5 of the Notes.

              Section 3.4   Effect of Notice of Redemption.

              Once notice of redemption is mailed in accordance with Section 3.3, the Notes become due and payable on the Redemption Date and at the Redemption Price, including accrued and unpaid interest. Upon surrender to the Trustee or Paying Agent, the Notes shall be paid at the Redemption Price, including interest, if any, accrued and unpaid on the Redemption Date; provided that if the Redemption Date is after a regular Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant Record Date; and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.

              Section 3.5   Deposit of Redemption Price.

              On or prior to the Redemption Date, the Company shall deposit with the Paying Agent (other than the Company or an Affiliate of the Company) U.S. Legal Tender sufficient to pay the Redemption Price of, including accrued and unpaid interest on, all Notes on such Redemption Date (other than Notes called for redemption on that date that have been delivered by the Company to the Trustee for cancellation). The Paying Agent shall promptly return to the Company any U.S. Legal Tender so deposited which is not required for that purpose upon the written request of the Company.

              If the Company complies with the preceding paragraph and the other provisions of this Article III, interest on the Notes will cease to accrue on the applicable Redemption Date, whether or not such Notes are presented for payment. Notwithstanding anything herein to the contrary, if any Note surrendered for redemption in the manner provided in the Notes shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall continue to accrue and be paid from the Redemption Date until such payment is made on the unpaid principal, and on any interest not paid on such unpaid principal, in each case, at the rate and in the manner provided in Section 4.1 hereof and the Note.


                                   ARTICLE IV

                                   COVENANTS

              Section 4.1   Payment of Notes.

              The Company shall pay in New York, New York the principal of and interest on the Notes on the dates and in the manner provided in the Notes. The principal amount of or an installment of interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company, or an Affiliate of the Company) holds for the benefit of the Holders, on or before 10:00 a.m., New York City time on that date, U.S. Legal Tender deposited and designated for and sufficient to pay such amount or installment.

              The Company shall pay interest on overdue principal and on overdue installments of interest at the rate specified in the Notes compounded semi-annually, to the extent lawful.

              Section 4.2   Maintenance of Office or Agency.

              The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 13.2.

              The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby initially designates the Corporate Trust Office of the Trustee as such office of the Company.

              Section 4.3   Limitation on Use of Proceeds.

              The Company shall use the net proceeds derived from the sale of the Notes only for Permitted Proceeds Uses; including without limitation redemption of the Company's 17% Senior Notes due July 15, 1997; provided, however, that pending the use of such net proceeds to pay such Permitted Proceeds Uses, such proceeds shall be deposited in the Collateral Account and invested by the Disbursement Agent in cash, Cash Equivalents and Marketable Securities. Proceeds deposited in the Collateral Account shall be disbursed to the Company in accordance with the Disbursement Agreement.

              Section 4.4   Construction.

              The Company shall use its best efforts to continue to expand and to modify its refinery with diligence and continuity in a good and workmanlike manner in accordance with the Plans except during the existence of delays caused by Force Majeure. The Company shall use its best efforts to prevent and to minimize any delays caused by Force Majeure.

              Section 4.5   Limitation on Restricted Payments.

              The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, if, at the time or after giving effect thereto on a pro forma basis, (a) the Company's Consolidated Fixed Charge Coverage Ratio does not exceed 3.5 to 1,
(b) the Company's Net Worth is not equal to or greater than $170 million, (c) Default or an Event of Default would occur or be continuing, or (d) the aggregate amount of all Restricted Payments made by the Company and all of its Subsidiaries, including such proposed Restricted Payment and all payments made pursuant to the proviso at the end of this sentence (if not made in cash, then the fair market value of any property used therefor), from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed an amount equal to (i) 25% of Consolidated Net Income of the Company accrued for the period (taken as one accounting period) from the first full fiscal quarter that commenced after the Issue Date to and including the fiscal quarter ended immediately prior to the date of each calculation for which financial statements are available (or, if the Company's Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), minus (ii) 100% of the amount of any write-downs, write-offs, other negative reevaluations, and other negative extraordinary charges not otherwise reflected in the Company's Consolidated Net Income during such period, provided, that the foregoing clauses shall not prohibit the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions.

              Section 4.6   Corporate Existence.

              Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each of them and the rights (charter and statutory) and corporate franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve, with respect to itself, any right or franchise, and with respect to any of its Subsidiaries, any such existence, right or franchise, if (a) the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and (b) the loss thereof is not disadvantageous in any material respect to the Holders.

              Section 4.7   Payment of Taxes and Other Claims.

              The Company shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon the Company or any of its Subsidiaries or any of their respective properties and assets and (b) all lawful claims, whether for labor, materials, supplies, services or anything else, which have become due and payable and which by law have or may become a Lien (other than a Permitted
Lien) upon the property and assets of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been established in accordance with GAAP.

              Section 4.8   Maintenance of Properties and Insurance.

              The Company shall cause the properties used or useful to the conduct of its business and the business of each of its Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

              The Company shall provide, or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Company are adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the Company and adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner for companies engaged in a similar business; provided, that the Company shall not be required to obtain business interruption insurance and delay in start up insurance until 90 days after the first introduction of hydrocarbons into the Company's crude unit.

              Section 4.9   Compliance Certificate; Notice of Default.

              The Company shall deliver to the Trustee within 90 days after the end of each of its fiscal years a written report of a firm of independent certified public accountants with an established national reputation stating that in conducting their audit for such fiscal year, nothing has come to their attention that caused them to believe that the Company or any Subsidiary of the Company was not in compliance with the provisions set forth in Section 4.3, 4.5, 4.13 or 4.16 of this Indenture.

              The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, immediately upon becoming aware of any Default or Event of Default under this Indenture, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. The Trustee shall not be deemed to have knowledge of a Default or an Event of Default unless one of its trust officers receives an Officers' Certificate specifying the Default or Event of Default giving rise thereto from the Company or written notice specifying the occurrence of a Default or an Event of Default from any of the Holders.

              Section 4.10  SEC Reports.

              The Company shall deliver to the Trustee and each Holder, within 15 days after it files the same with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the immediately following sentence. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act (or otherwise required to file reports pursuant to the immediately preceding sentence), the Company shall deliver to the Trustee and to each Holder, within 15 days after it would have been required to file such information with the SEC were it required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by an independent certified public accounting firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," substantially equivalent to that which it would have been required to include in such quarterly or annual reports, information, documents or other reports if it had been subject to the requirements of Section 13 or 15(d) of the Exchange Act.

              Section 4.11 Limitation on Status as Investment Company or Public Utility Company.

              The Company shall not become, and the Company shall not permit any of its Subsidiaries to become, an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended) or a "holding company" or a "public utility company" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended) or otherwise subject to regulation under the Investment Company Act or the Public Utility Holding Company Act.

              Section 4.12  Limitation on Transactions with Related Persons.

              The Company shall not, and the Company shall not permit any of its Subsidiaries to, enter directly or indirectly into, or permit to exist, any transaction or series of related transactions with any Related Person of the Company (including without limitation: (a) the sale, lease, transfer, or other disposition of properties, assets, or securities to such Related Person; (b) the purchase or lease of any properties, assets, or securities from such Related Person; (c) an Investment in such Related Person (other than a Restricted Investment permitted by Section 4.5); and (d) entering into or amending any contract or agreement with or for the benefit of a Related Person) (each a "Related Person Transaction"), except for (i) permitted Restricted Payments and transactions made in good faith, the terms of which are: (x) fair and reasonable to the Company or Subsidiary, as the case may be, and (y) at least as favorable as the terms which could be obtained by the Company or Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Related Persons, (ii) transactions between the Company and any of its wholly owned Subsidiaries and transactions between wholly owned Subsidiaries of the Company, (iii) transactions pursuant to the Services Agreement, the Tax Allocation Agreement, the Gas Purchase Agreement, the Stock Transfer Agreement, the Registration Rights Agreement, and the TransAmerican Lease, (iv) any employee compensation arrangement in an amount which, together with the amount of all other compensation to such employee, shall not exceed $1,000,000 in any fiscal year of such employee's employer and which has been approved, if the Company or one of its Subsidiaries is the employer, by a majority of the Company's directors and found in good faith by such directors to be in the best interests of the Company or Subsidiary, as the case may be, and (v) $10,000,000 of indebtedness owed by the Company to TransAmerican and outstanding on February 15, 1995. Notwithstanding the foregoing, (a) the Company shall not issue any Capital Stock or securities convertible or exchangeable into Capital Stock to John R. Stanley or any of his affiliates other than 8% Preferred Stock, (b) the Company may not permit any of its Subsidiaries to, directly or indirectly, loan or advance any funds to John
R. Stanley, and the aggregate amount of total compensation that the Company may pay John R. Stanley shall not exceed $1 million per year and (c) the amount payable by the Company or its Subsidiaries to Southeast shall not exceed the actual costs Southeast incurs to provide employee services to the Company, which costs consist solely of employee payroll and benefits, plus related administrative costs and an administrative fee, which administrative costs and fee shall not exceed $1,200,000 in the aggregate per year.

              Without limiting the foregoing, except for sales of accounts receivable to an Accounts Receivable Subsidiary in accordance with Section 4.21, (a) with respect to any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $1,000,000, such transaction must first be approved by a majority of the Board of Directors of the Company and a majority of the directors of the Company who are disinterested in the transaction pursuant to a Board Resolution, as (i) fair and reasonable to the Company or Subsidiary, as the case may be, and (ii) on terms which are at least as favorable as the terms which could be obtained by the Company or Subsidiary, as the case may be, on an arm's length basis with Persons who are not Related Persons, and (b) with respect to any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $5,000,000, the Company or Subsidiary, as the case may be, must first obtain a favorable written opinion as to the fairness of such transaction to the Company or Subsidiary, as the case may be, from a financial point of view from a "big 6 accounting firm" or a nationally recognized investment banking firm that has not received and does not receive any fees or other compensation (other than solely for such opinion or other opinions pursuant hereto) from the Company, or any of its Subsidiaries, or a Related Person within 24 months prior to, and 12 months after, such opinion.

              Section 4.13 Limitation on Incurrences of Additional Debt and Issuances of Disqualified Capital Stock.

              The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise (to "Incur or, as appropriate, an "Incurrence"), any Debt or issue any Disqualified Capital Stock (other than Capital Stock of the Company issued to TEC), except (a)(i) Debt evidenced by the Notes pursuant to the Indenture; and (ii) Debt evidenced by the Mortgage Notes pursuant to the Mortgage Notes Indenture; (b) Subordinated Debt of the Company solely to any wholly owned Subsidiary of the Company, or Debt of any wholly owned Subsidiary of the Company solely to the Company or to any wholly owned Subsidiary of the Company, provided that neither the Company nor any Subsidiary of the Company shall become liable to any person other than the Company or another wholly owned Subsidiary of the Company; (c) Debt of the Company pursuant to a Revolving Credit Facility outstanding at any time in an aggregate principal amount not to exceed the greater of (i) $70,000,000 or (ii) the Borrowing Base, less, in each case, the amount of any Debt of the Accounts Receivable Subsidiary; (d) Debt of the Company outstanding at any time in an aggregate principal amount, or Disqualified Capital Stock of the Company outstanding at any time with an aggregate liquidation value, or any combination thereof, not to exceed $50,000,000 in the aggregate, plus the amount of any Debt, not in excess of $10 million, incurred to finance the acquisition of tank storage facilities; (e) Subordinated Debt of the Company outstanding at any time in an aggregate principal amount not to exceed $200,000,000 in the aggregate; (f) the Company may Incur Debt as an extension, renewal, replacement, or refunding of any of the Debt permitted to be Incurred by clause (a) or (c) above, or this clause (f) (such Debt is collectively referred to as "Refinancing Debt"), provided, that (i) the maximum principal amount of Refinancing Debt (or, if such Refinancing Debt does not require cash payments prior to maturity, the original issue price of such Refinancing Debt) permitted under this clause (f) may not exceed the lesser of (x) the principal amount of the Debt being extended, renewed, replaced, or refunded plus reasonable financing fees and other associated reasonable out-of-pocket expenses (including any premium and defeasance costs) other than those paid to a Related Person (collectively, "Refinancing Fees"), or (y) if such Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount at the time of the Incurrence of the Refinancing Debt plus Refinancing Fees, (ii) the Refinancing Debt as a Weighted Average Life and a final maturity that is equal to or greater than the Debt being extended, renewed, replaced, or refunded at the time of such extension, renewal, replacement, or refunding,
(iii) the Refinancing Debt shall rank with respect to the Notes to an extent no more favorable in respect thereof than the Debt being refinanced, (iv) Refinancing Debt Incurred pursuant to clause (c) may be renewed, replaced, refunded or refinanced only with another Revolving Credit Facility; (g) Debt of the Company represented by trade payables or accrued expenses, in each case, incurred on normal, customary terms in the ordinary course of business, not overdue for a period of more than 45 days (or, if overdue for a period of more than 45 days, being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto being maintained on the books of the Company in accordance with GAAP) and not constituting any amounts due to banks or other financial institutions; and (h) Debt Incurred and Disqualified Capital Stock issued by any Person at a time when that Person is not a Subsidiary of the Company, which Debt or Disqualified Capital Stock is outstanding at the time such Person becomes, or is merged into, or consolidated with, a Subsidiary of the Company, was not incurred or issued in contemplation of such Person becoming or being merged into, or consolidated with, a Subsidiary of the Company, and is in an aggregate amount not to exceed $25,000,000. For the purpose of determining the amount of outstanding Debt that has been Incurred pursuant to clause (c) above, there shall be included in such clause the principal amount then outstanding of any Debt originally Incurred pursuant to such clause and, after any refinancing or refunding of such Debt, any outstanding Debt Incurred pursuant to clause (e) above so as to refinance or refund such Debt Incurred pursuant to clause (c) and any subsequent refinancings or refundings thereof. For purposes of clause (h) above, Debt shall be deemed to be incurred, and Disqualified Capital Stock shall be deemed to be issued, as the case may be, at the time such Person becomes or is merged into or consolidated with, a Subsidiary of the Company.

              Notwithstanding the foregoing provisions of this covenant, (a) the Company may Incur Senior Debt of the Company and the Company may issue Disqualified Capital Stock if, at the time such Senior Debt is Incurred or such Disqualified Capital Stock is issued, (i) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such transaction on a pro forma basis, and (ii) immediately after giving effect to the Consolidated Interest Expense in respect of such Debt being Incurred or Disqualified Capital Stock being issued and the application of the proceeds therefrom to the extent used to reduce Debt or Disqualified Capital Stock, on a pro forma basis, (x) the Consolidated Fixed Charge Coverage Ratio of the Company for the Reference Period is greater than 3.5 to 1, and (y) the rating agencies have indicated in writing that the Mortgage Notes will be rated "BB-" or higher by S&P and "Ba3" or higher by Moody's, and

(b) the Company may Incur Subordinated Debt if, at the time such Subordinated Debt is incurred, (i) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such transaction on a pro forma basis, and (ii) immediately after giving effect to the Consolidated Interest Expense in respect of such Subordinated Debt being incurred and the application of the proceeds therefrom to the extent used to reduce Debt, on a pro forma basis, (x) the Consolidated Fixed Charge Coverage Ratio of the Company for the Reference Period is greater than 2.5 to 1 and (y) the rating agencies have indicated in writing that the Mortgage Notes will be rated "BB-" or higher by S&P and "Ba3" or higher by Moody's.

              Debt Incurred and Disqualified Capital Stock issued by any Person that is not a Subsidiary of the Company which Debt or Disqualified Capital Stock is outstanding at the time such Person becomes, or is merged into, or consolidated with, a Subsidiary of the Company shall be deemed to have been Incurred or issued, as the case may be, at the time such Person becomes, or is merged into or consolidated with, a Subsidiary of the Company.

              For the purpose of determining compliance with this covenant, (a) if an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company shall have the right to determine in its sole discretion the category to which such Debt applies and shall not be required to include the amount and type of such Debt in more than one of such categories and (b) the amount of any Debt which does not pay interest in cash shall be deemed to be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

              Section 4.14  Limitation on Restricting Subsidiary Dividends.

              The Company shall not and the Company shall not permit any of its Subsidiaries to, directly or indirectly, create, assume, or suffer to exist any consensual encumbrance or restriction on the ability of any of its Subsidiaries to (a) pay dividends or make other distributions on the Capital Stock of any such Subsidiary or pay any obligation to the Company, or any of its Subsidiaries or (b) otherwise transfer assets or make or pay loans or advances to the Company, or any of its Subsidiaries, except encumbrances and restrictions existing under any agreement of a Person acquired by the Company, or one of its Subsidiaries, which encumbrances and restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person or property, other than the Person or any property of the Person so acquired.

              Section 4.15  Limitation on Liens.

              The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, Incur, or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens.

              Section 4.16  Limitation on Asset Sales.

                     (a) The Company shall not, and the Company shall not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer (other than the granting of any Permitted Lien), or otherwise dispose of (including through damage or destruction for which insurance proceeds are paid or by condemnation), directly or indirectly, any of its properties, businesses, or assets, whether owned on the Issue Date or thereafter acquired (an "Asset Sale") unless: (i) the Net Cash Proceeds therefrom are applied to the repurchase of the Notes pursuant to an Offer to Purchase and (ii) at least 85% of the value of the consideration for such Asset Sales consists of (x) cash, (y) the assumption of Debt of the Company, or any of its Subsidiaries and the release of the Company or Subsidiary from all liability on such Debt in connection with such Asset Sale, or (z) securities received by the Company or any of its Subsidiaries from the transferee that are promptly converted by the Company or Subsidiary into cash. Notwithstanding the foregoing:

                  (i) any Subsidiary of the Company may convey, sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly owned Subsidiary of the Company;

                 (ii) the Company and any Subsidiary of the Company may convey, sell, lease, transfer, or otherwise dispose of assets in the ordinary course of business and on ordinary business terms if the aggregate proceeds from all such Asset Sales not otherwise permitted do not exceed $2 million in any twelve-month period;

                (iii) the Company may convey, sell, lease, transfer, or otherwise dispose of assets pursuant to and in accordance with Section 5.1;

                 (iv) the Company and any Subsidiary of the Company may (a) sell damaged, worn out, or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business or (b) abandon such property if it cannot, through reasonable efforts, be sold;

                  (v) the Company and its Subsidiaries may sell accounts receivable to an Accounts Receivable Subsidiary in accordance with
       Section 4.21;

                 (vi) the Company and its Subsidiaries may convey, sell, transfer or otherwise dispose of crude oil and refined products in the ordinary course of business; and

                (vii) the Company may sell two Avon 1535 Gas Turbines and related equipment for cash proceeds of at least $6 million;

               (viii) the Company may sell or otherwise dispose of shares of TransTexas common stock only in accordance with Section 12.6.

              For purposes of the foregoing, "Net Cash Proceeds" means the aggregate amount of cash received by the Company and its Subsidiaries in respect of an Asset Sale (other than those expressly permitted in clauses (i) through (viii) of the immediately preceding sentence), including any cash as and when received from the proceeds of any property which itself was acquired in consideration of an Asset Sale, less the sum of (i) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Company) of income, franchise, sales, and other applicable taxes required to be paid by the Company and its Subsidiaries in connection with such Asset Sale and (ii) the aggregate amount of cash so received which is used to retire any then existing Debt of the Company or its Subsidiaries (other than the Notes) that is required by the terms of such Debt to be repaid in connection with such Asset Sale.

              The Company shall accumulate all Net Cash Proceeds and the aggregate amount of such accumulated Net Cash Proceeds not timely used for the purposes permitted above is referred to as the "Accumulated Amount."

                     (b) For purposes of this Section 4.16, "Minimum Accumulation Date" means each date, on and after the date that all of the obligations under the Mortgage Notes Indenture shall have been paid in full, on which the Accumulated Amount exceeds $20,000,000. Not later than 10 Business Days after a Minimum Accumulation Date, the Company shall make an irrevocable, unconditional offer (an "Offer to Purchase") to the Holders to purchase, on a pro rata basis, Notes having a principal amount (the "Offer Amount") equal to the Accumulated Amount, at a purchase price (the "Offer Price") equal to 100% of the principal amount thereof, plus accrued but unpaid interest, to and including the date the Notes tendered are purchased and paid for in accordance with this Section 4.16, which date shall be no later than 25 Business Days after the first date on which the Offer to

Purchase is required to be made (the "Purchase Date"). Notice of an Offer to Purchase shall be sent at least 20 Business Days prior to the close of business on the third Business Day prior to the Purchase Date (the "Final Put Date"), by first-class mail, by the Company to each Holder at its registered address, with a copy to the Trustee. The notice to the Holders shall contain all information, instructions, and materials required by applicable law or otherwise material to such Holders' decision to tender Notes pursuant to the Offer to Purchase. The notice, which shall govern the terms of the Section
4.16 Offer, shall state:

                            (1) that the Offer to Purchase is being made pursuant to such notice and this Section 4.16;

                            (2) the Offer Amount, the Offer Price (including the amount of accrued and unpaid interest), the Final Put Date, and the Purchase Date, which Purchase Date shall be on or prior to forty Business Days following the Minimum Accumulation Date;

                            (3) that any Note or portion thereof not tendered or accepted for payment will continue to accrue interest;

                            (4) that, unless the Company defaults in depositing U.S. Legal Tender with the Paying Agent in accordance with the last paragraph of this clause (b) or such payment is otherwise prevented, any Note or portion thereof accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

                            (5) that Holders electing to have a Note or portion thereof purchased pursuant to an Offer to Purchase will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent (which may not, for purposes of this Section 4.16, notwithstanding any other provision of this Indenture, be the Company or any Affiliate of the Company) at the address specified in the notice prior to the close of business at least three Business Days prior to the Final Put Date;

                            (6) that Holders will be entitled to withdraw their elections, in whole or in part, if the Paying Agent (which may not for purposes of this Section 4.16, notwithstanding any other provision of this Indenture, be the Company or any Affiliate of the Company) receives, up to the close of business on the Final Put Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder is withdrawing and a statement containing a facsimile signature that such Holder is withdrawing his election to have such principal amount of Notes purchased;

                            (7) that if Notes in a principal amount in excess of the principal amount of Notes to be acquired pursuant to the Offer to Purchase are tendered and not withdrawn, the Company shall purchase Notes on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be acquired);

                            (8) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

                            (9) the circumstances and relevant facts regarding such Asset Sales.

              Any such Offer to Purchase shall comply with all applicable provisions of Federal and state laws, including those regulating tender offers, if applicable, and any provisions of this Indenture that conflict with such laws shall be deemed to be superseded by the provisions of such laws.

              On or before a Purchase Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Offer to Purchase on or prior to the Final Put Date (on a pro rata basis if Notes in a principal amount in excess of the principal amount of Notes to be acquired are tendered and not withdrawn), (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Offer Price for all Notes or portions thereof so accepted, and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Offer Price for such Notes. The Trustee shall promptly cancel all Notes accepted by the Company pursuant to the Offer to Purchase and authenticate and mail or deliver to the Holders of Notes so accepted a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

                     (c) If the amount required to acquire all Notes tendered by Holders pursuant to the Offer to Purchase (the "Acceptance Amount") shall be less than the Offer Amount, the excess of the Offer Amount over the Acceptance Amount may be used by the Company for general corporate purposes without restriction, unless otherwise restricted by the other provisions of this Indenture. Upon consummation of any Offer to Purchase made in accordance with the terms of this Section 4.16, the Accumulated Amount as of the Minimum Accumulation Date shall be reduced to zero and accumulations thereof shall be deemed to recommence from the day next following such Minimum Accumulation Date.

              Section 4.17  Waiver of Stay, Extension or Usury Laws.

              The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

              Section 4.18  Restriction on Sale and Issuance of Subsidiary
Stock.

              The Company shall not, and the Company shall not permit any of its Subsidiaries to, issue or sell any shares of Capital Stock of any Subsidiary of the Company to any Person other than the Company or a wholly owned Subsidiary of the Company; provided, however, that the Company shall be permitted to issue additional shares of Capital Stock (a) to TEC, or (b) in connection with an Equity Offering as defined in the Mortgage Notes Indenture. Notwithstanding the foregoing, no additional shares of Capital Stock, or securities convertible or exchangeable into Common Stock, of the Company (other than 8% Preferred Stock) may be issued to John R. Stanley or any of his Related Persons.

              Section 4.19  Limitations on Line of Business.

              Neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business.

              Section 4.20  Limitation on Speculative Trading.

              The Company shall not, and the Company shall not permit any of its Subsidiaries to, engage in transactions in futures contracts and options for speculative purposes. The Company and its Subsidiaries may engage in such transactions only as part of normal business operations as a risk-management strategy or hedge against changes resulting from market conditions in the petroleum refining industry related to the operations of the Company or Subsidiary.

              Section 4.21  Accounts Receivable Subsidiary.

                     (a) Notwithstanding the provisions of Section 4.5 the Company may, and may permit any of its Subsidiaries to, make Investments in an Accounts Receivable Subsidiary (i) the proceeds of which are applied within five Business Days of the making thereof solely to finance the purchase of accounts receivable of the Company and its Subsidiaries and (ii) in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below; provided that the aggregate amount of such Investments shall not exceed $20,000,000 at any time;

                     (b) The Company shall not, and the Company shall not permit any of its Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm's length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the date of this Indenture (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

                     (c) The Company shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Company and its Subsidiaries or participation interests therein to any other Person except on an arm's length basis and solely for consideration in the form of cash or Cash Equivalents;

                     (d) The Company shall not, and the Company shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants, and other agreements of the Company or any of its Subsidiaries with respect to the accounts receivable sold by the Company or any of its Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither the Company nor any of its Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

                     (e) The Company shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of the Company and its Subsidiaries and activities incidental thereto;

                     (f) The Company shall not permit an Accounts Receivable Subsidiary to incur any Debt other than the Accounts Receivable Subsidiary Notes, Debt owed to the Company and Non-Recourse Debt; provided that the aggregate principal amount of all such Debt of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

                     (g) The Company shall cause any Accounts Receivable Subsidiary to remit to the Company or a wholly owned Subsidiary of the Company on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to (i) pay interest or principal on the Accounts Receivable Subsidiary Notes or any Debt of such Accounts Receivable Subsidiary owed to the Company, (ii) pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements, or (iii) to finance the purchase of additional accounts receivable of the Company and its Subsidiaries; and

                     (h) The Company shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary (i) if such Accounts Receivable Subsidiary pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due; or (ii) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that
(A) is for relief against such Accounts Receivable Subsidiary in an involuntary case, (B) appoints a Custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary, or (C) orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to clause (ii) hereof, the order or decree remains unstayed and in effect for 60 consecutive days.

              Section 4.22  Separate Existence and Formalities.

              The Company hereby covenants and agrees that:

                     (a) the funds and other assets of the Company and its Subsidiaries will not be commingled with those of TEC, TransAmerican or TransTexas, other than pursuant to the Services Agreement;

                     (b) all actions taken by the Company and its Subsidiaries will be taken pursuant to authority granted by the Board of Directors of the Company or such Subsidiary, as the case may be, to the extent required by law or the Certificate of Incorporation or By-laws of the Company or its Subsidiaries;

                     (c) the Company and its Subsidiaries will maintain records and books of account separate from those of TEC, TransAmerican and TransTexas in each case in accordance with generally accepted accounting principles;

                     (d) the Company and its Subsidiaries will conduct their business at offices that are identifiably segregated from the offices of TEC, TransAmerican and TransTexas;

                     (e) the Company and its Subsidiaries will conduct their businesses solely in their own names and will not knowingly or negligently mislead any other Person as to the identity or authority of the Company or its Subsidiaries;

                     (f) all oral and written communications of the Company and its Subsidiaries, including, without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in the name of the Company or its Subsidiaries, as the case may be;

                     (g) the Company and its Subsidiaries will provide for all of their operating expenses and liabilities from their own separate funds;

                     (h) each of the Company and its Subsidiaries will maintain correct minutes of the meetings and other corporate proceedings of the owners of its capital stock and of its Board of Directors and otherwise comply with requisite corporate formalities required by law;

                     (i) except as set forth in the Tax Allocation Agreement, the Company nor any of its Subsidiaries will hold itself out or knowingly permit itself to be held out as having agreed to pay or as being liable for any indebtedness of TEC, TransAmerican or TransTexas; and

                     (j) the Company will take full advantage of their respective rights and privileges under the Stock Transfer Agreement, and the Company will not amend the Stock Transfer Agreement in a manner adverse to the Holders or the Company.

              Section 4.23 Revolving Credit Facility. If the Company obtains a Revolving Credit Facility, the Company shall promptly deposit the proceeds thereof in the manner, and to the extent, if any, required pursuant to the Mortgage Notes Indenture.

              Section 4.24 Registration of Pledged Shares. The Company shall cause TransTexas to effect a shelf registration of the TransTexas common stock pledged pursuant to the Pledge Agreement.

              Section 4.25 Limitation on Sale/Leaseback Transactions. The Company will not, and the Company will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction unless (a) the Company could have (i) incurred Debt in the amount equal to the aggregate amount of Attributable Debt relating to such Sale/Leaseback Transaction pursuant to Section 4.13 and (ii) incurred a Lien to secure such Debt pursuant to Section 4.15, (b) the gross cash proceeds of such Sale/Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the property that is subject to such Sale/Leaseback Transaction and
(c) the transfer of assets in such Sale/Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with
Section 4.16.


                                   ARTICLE V

                             SUCCESSOR CORPORATION

              Section 5.1   When Company May Merge, Etc.

                     (a) The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or, directly or indirectly, sell, lease, assign, transfer or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Affiliated Persons, unless:

                            (1) either (a) the Company shall be the continuing Person, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred as an entirety or substantially as an entirety (the Company or such other Person being hereinafter referred to as the "Surviving Person") shall be a corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, and any supplements to any Security Documents as the Trustee in its sole discretion may require, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Security Documents and this Indenture;

                            (2) on a pro forma consolidated basis, immediately after giving effect to such transaction and the assumption of the obligations contemplated by clause (1), above, and the incurrence or anticipated incurrence of any Debt or Disqualified Capital Stock to be incurred or issued in connection therewith (x) the Net Worth of the Surviving Person is at least equal to the Net Worth of the Company and its Subsidiaries immediately prior to such transaction and (y) the rating agencies have indicated in writing that, immediately thereafter, the Mortgage Notes will be rated "BB-" or higher by S&P and "Ba3" or higher by Moody's or the ratings of the Mortgage Notes by S&P and Moody's will be higher than before the transaction;

                            (3) immediately before and on a pro forma basis immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1), above, and the incurrence or issuance or anticipated incurrence or issuance of any Debt to be incurred or Disqualified Capital Stock to be issued in connection therewith, no Default or Event of Default shall exist or shall occur; and

                            (4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, assignment, or transfer and such supplemental indenture comply with this Article V, that such consolidation, merger, assignment or transfer will not have any adverse effect on the validity, legality or enforceability of the Notes and that all conditions precedent herein provided relating to such transaction have been satisfied.

                            For purposes of this Section 5.1, the Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma consolidated basis (giving effect to such merger, sale or consolidation) for the four fiscal quarters for which financial information is available immediately preceding such merger, sale or consolidation.

                     (b) For purposes of clause (a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

              Section 5.2   Successor Corporation Substituted.

              Upon any consolidation or merger, or any transfer of assets in accordance with Section 5.1, the Surviving Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Surviving Person had been named as the Company herein. When a Surviving Person duly assumes all of the obligations of the Company pursuant hereto and pursuant to the Notes and Security Documents the predecessor shall be released from such obligations.


                                   ARTICLE VI

                         EVENTS OF DEFAULT AND REMEDIES


              Section 6.1   Events of Default.

              "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                     (a) default in the payment of any interest upon any Note as and when the same becomes due and payable, and the continuance of such default for a period of 15 days;

                     (b) default in the payment of all or any part of the principal of (or premium, if any. applicable to) the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including default in the payment of the Change of Control Purchase Price in accordance with Article XI, the Offer Price in accordance with Section 4.16;

                     (c) default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company contained in the Security Documents, the Notes or this Indenture (other than a default in the performance of any covenant, agreement or warranty which is specifically dealt with elsewhere in this Section 6.1), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company, and the Trustee by Holders of at least a majority of the aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;

                     (d) a default which extends beyond any stated period of grace applicable thereto, including any extension thereof, under any mortgage, indenture or instrument under which there is outstanding any Debt of the Company, or any of its Subsidiaries with an aggregate principal amount in excess of $10,000,000, or failure to pay such Debt at its stated maturity, it being understood that a waiver by the lenders of such default shall constitute a waiver hereunder for the same period;

                     (e) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 30 days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company or any of its Significant Subsidiaries, or of the property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 30 days;

                     (f) the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, fail generally to pay their debts as they become due, or take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

                     (g) final judgments not covered by insurance for the payment of money, or the issuance of any warrant of attachment against any portion of the property or assets of the Company or any of its Subsidiaries, which, in the aggregate, equal or exceed $10,000,000 at any one time shall be entered against the Company or any of its Subsidiaries by a court of competent jurisdiction and not be stayed, bonded or discharged for a period (during which execution shall not be effectively stayed) of 60 days (or, in the case of any such final judgment which provides for payment over time, which shall so remain unstayed, unbonded or undischarged beyond any applicable payment date provided therein);

                     (h) any of the Security Documents shall for any reason cease to be in full force and effect, or shall cease to give the Trustee for the ratable benefit of the Holders the Liens, rights, powers and privileges purported to be created thereby including but not limited to, a perfected security interest in, and Lien on, all of the Collateral in accordance with the terms thereof, or a default shall occur under any of the Security Documents;

                     (i) there shall have occurred any amendment to the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries that would materially adversely affect the interests of the Noteholders and the failure to correct such violation, failure or amendment continues for a period of 10 days (or 90 days if a Public Equity Offering has occurred) after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least a majority of the in aggregate principal amount of the Notes outstanding; or

                     (j) there shall have occurred any "Event of Default" under either (i) the Mortgage Notes Indenture, or (ii) the indenture, dated as of June 15, 1995 (the "TransTexas Indenture"), by and between TransTexas, TransTexas Transmission Corporation, as guarantor, and American Bank National Association, as trustee, if, as a result thereof, any of the Mortgage Notes or the notes issued under the TransTexas Indenture, as the case may be, shall become due and payable by declaration of acceleration or otherwise;

                     Any Defaults under Sections 4.5, 4.13, or 5.1 of this Indenture shall be Events of Default without the notice specified in clause (c) above and upon the passage of 10 days.

              Section 6.2   Acceleration of Maturity Date; Rescission and
Annulment.

              If an Event of Default (other than an Event of Default specified in Section 6.1(e) or (f) relating to the Company or any of its Subsidiaries) occurs and is continuing and subject to Section 4.9 hereof, then, and in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than a majority of aggregate principal amount of Notes then outstanding, by a notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all of the principal of the Notes (or the Change of Control Purchase Price if the Event of Default includes failure to pay the Change of Control Purchase Price), determined as set forth below, including in each case accrued interest thereon, to be due and payable immediately. If an Event of Default specified in Section 6.1(e) or (f) relating to the Company or any of its Subsidiaries occurs, all principal and accrued interest on the Notes shall be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders.

              At any time after such a declaration of acceleration being made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article VI, the Holders of a majority in aggregate principal amount of then outstanding Notes, by written notice to the Company and the Trustee, may waive, on behalf of all Holders, any such declaration of acceleration if:

                     (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

                                (i)  all overdue interest on all Notes,

                               (ii)  the principal of (and premium, if any,
       applicable to) any Notes which would become due otherwise than by such declaration of acceleration, and interest thereon at the rate borne by the Notes,

                              (iii)  to the extent that payment of such
       interest is lawful, interest upon overdue interest at the rate borne by the Notes,

                               (iv) all sums paid or advanced by the Trustee hereunder and the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and

                     (b) all Events of Default, other than the non-payment of the principal of, premium, if any, and interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.12, including, if applicable, any Event of Default relating to the covenants contained in Section 11.1.

              Notwithstanding the previous sentence of this Section 6.2, no waiver shall be effective for any Event of Default or event which with notice or lapse of time or both would be an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each of the outstanding Notes, unless all such affected Holders agree, in writing, to waive such Event of Default or event. No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

              Section 6.3 Collection of Indebtedness and Suits for Enforcement by Trustee.

              The Company covenants that if an Event of Default in payment of principal, premium or interest specified in clause (a) or (b) or Section 6.1 occurs and is continuing, the Company shall, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal, premium (if any) and interest, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including compensation to, and expenses, disbursements and advances of the Trustee, its agents and counsel.

              If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust in favor of the Holders, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

              If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

              Section 6.4   Trustee May File Proofs of Claim.

              In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company or any obligor for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise to take any and all actions under the TIA, including

                     (a) to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the
Notes and to file such other papers or documents as may be      necessary or
advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel) and of the Holders allowed in such judicial proceeding, and

                     (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same pursuant to Section 6.6 hereof; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under
Section 6.6 or Section 7.7.

              Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment, or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

              Section 6.5   Trustee May Enforce Claims Without Possession of
Notes.

              All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust in favor of the Holders, and any recovery of
judgment shall, after provision for the payment of       compensation to, and
expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

              Section 6.6   Priorities.

              Any money or other property collected by the Trustee pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or other property on account of principal, premium (if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

              FIRST: To the Trustee in payment of all amounts due pursuant to
Section 7.7;

              SECOND: To the Holders in payment of the amounts then due and unpaid for principal of premium (if any) and interest on, the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (if any) and interest respectively; and

              THIRD: on and after the date on which all of the obligations under this Indenture have been satisfied in full and the Lien on the Pledged Collateral has been released, to the Trustee under the Mortgage Notes for application thereby in accordance with the terms and conditions of the Mortgage Notes Indenture; and

              FOURTH: To whomsoever may be lawfully entitled thereto, the remainder, if any.

              Section 6.7   Limitation on Suits.

              No Holder of any Note shall have any right to order or direct the Trustee to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

                     (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

                     (b) the Holders of not less than a majority of the principal amount of then outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

                     (c) such Holder or Holders have offered to the Trustee security or indemnity, acceptable to the Trustee, against the costs, expenses and liabilities to be incurred or reasonably probable to be incurred in compliance with such request;

                     (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

                     (e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

              Section 6.8 Unconditional Right of Holders to Receive Principal, Premium and Interest.

              Notwithstanding any other provision of this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium (if any) and interest on, such Note on the Maturity Dates of such payments as expressed in such Note (in the case of redemption, the Redemption Price on the applicable Redemption Date, in the case of the Change of Control Purchase Price, on the applicable Change of Control Payment Date, and in the case of the Offer Price, on the Purchase Date and to institute suit for the enforcement of any such payment after such respective dates, and such rights shall not be impaired without the consent of such Holder.

              Section 6.9   Rights and Remedies Cumulative.

              Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

              Section 6.10  Delay or Omission Not Waiver.

              No delay or omission by the Trustee or by any Holder of any Note to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

              Section 6.11  Control by Holders.

              Subject to Section 6.7, the Holder or Holders of a majority in aggregate principal amount of then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, provided, that

                     (a) such direction shall not be in conflict with any rule of law or with this Indenture,

                     (b) the Trustee shall not determine that the action so directed would be unjustly prejudicial to the Holders not taking part in such direction, and

                     (c) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

              Section 6.12  Waiver of Past Default.

              Subject to Section 6.8, the Holder or Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of all Holders, prior to the declaration of the maturity of the Notes, waive any past default hereunder and its consequences, except a default

                     (a) in the payment of the principal of, premium, if any, or interest on, any Note as specified in clauses (a) and (b) of Section 6.1, or

                     (b) in respect of a covenant or provision hereof which, under Article XI, cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

              Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair the exercise of any right arising therefrom.

              Section 6.13  Undertaking for Costs.

              All parties to this Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted to be taken by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by a group of Holders, holding in the aggregate more than a majority of the aggregate principal amount of the outstanding Notes, or to any suit instituted by any Holder for enforcement of the payment of principal of, or premium (if any) or interest on, any Note on or after the respective Maturity Date expressed in such Note (including, in the case of redemption, on or after the Redemption Date).

              Section 6.14  Restoration of Rights and Remedies.

              If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.


                                  ARTICLE VII

                                    TRUSTEE

              The Trustee hereby accepts the trust imposed upon it by this Indenture and covenants and agrees to perform the same, as herein expressed.

              Section 7.1   Duties of Trustee.

                     (a) If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of his own affairs.

                     (b) Except during the continuance of a Default or an Event of Default:

                                (i)  The Trustee need perform only those duties
       as are specifically set forth in this Indenture and no others, and no covenants or obligations shall be implied in or read into this Indenture which are adverse to the Trustee.

                               (ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

                     (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                                (i)  This paragraph does not limit the effect
       of paragraph (b) of this Section 7.1.

                               (ii) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

                              (iii)  The Trustee shall not be liable with
       respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.11.

                     (d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or at the request, order or direction of the Holders or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

                     (e) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (d) and (f) of this Section 7.1.

                     (f) The Trustee shall not be liable for interest on any assets received by it except as the Trustee may agree in writing with the Company. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.

              Section 7.2   Rights of Trustee.

              Subject to Section 7.1:

                     (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

                     (b) Before the Trustee acts or refrains from acting, it may consult with counsel and may require an Officers' Certificate or an Opinion of Counsel, which shall conform to Sections 13.4 and 13.5. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

                     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

                     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

                     (e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                     (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

              Section 7.3   Individual Rights of Trustee.

              The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries, or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

              Section 7.4   Trustee's Disclaimer.

              The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes and it shall not be accountable for the Company's use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes, other than the Trustee's certificate of authentication, or the use or application of any funds received by a Paying Agent other than the Trustee.

              Section 7.5   Notice of Default.

              If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Noteholder notice of the uncured Default or Event of Default within 45 days after such Default or Event of Default occurs. Except in the case of a Default or an Event of Default in payment of principal (or premium, if any) of, or interest on, any Note (including all payments due on any Maturity Date), including a default in the payment of the Redemption Price, the Offer Price or the Change of Control Purchase Price the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

              As soon as practicable, but in any event within 5 Business Days after an Event of Default has occurred that is continuing and is known to the Trustee, the Trustee shall promptly give written notice to the Disbursement Agent that an Event of Default under the Indenture has occurred and is continuing (unless the Person serving as the Trustee is also serving as the Disbursement Agent).

              Section 7.6   Reports by Trustee to Holders.

              Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, the Trustee shall, if required, mail to each Noteholder a brief report dated as of such May 15 that complies with TIA
Section  313(a).  The Trustee also shall comply with TIA Sections  313(b) and
313(c).

              A copy of each report at the time of its mailing to Noteholders shall be mailed to the Company and filed by the Trustee with the SEC and each securities exchange, if any, on which the Notes are listed.

              Section 7.7   Compensation and Indemnity.

              The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents, accountants, experts and counsel.

              The Company shall indemnify the Trustee (in its capacity as Trustee) and each of its officers directors, attorneys-in-fact and agents for, and hold it harmless against, any claim, demand, expense (including but not limited to, reasonable compensation, disbursements and expenses of the Trustees' agents and counsel), loss or liability incurred by it without negligence or bad faith on its part, arising out of or in connection with the administration of this trust and its rights or duties hereunder including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. The Company need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.

              To secure the Company's payment obligations to the Trustee in this Section 7.7, the Company and the Holders agree that the Trustee shall have a lien prior to the Notes on all assets held or collected by the Trustee, in its capacity as Trustee.

              When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(e) or (f) occurs, the Company and the Holders agree that the expenses and the compensation for the services are deemed to constitute expenses of administration under any Bankruptcy Law.

              The Company's obligations under this Section 7.7 and any lien arising hereunder shall survive the resignation or removal of the Trustee, the discharge of the Company's obligations pursuant to Article VIII of this Indenture and any rejection or termination of this Indenture under any Bankruptcy Law.

              Section 7.8   Replacement of Trustee.

              The Trustee may resign by so notifying the Company in writing. The Holder or Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee with the Company's consent. The Company may remove the Trustee if:

                     (a) the Trustee fails to comply with Section 7.10;

                     (b) the Trustee is adjudged bankrupt or insolvent; or

                     (c) a receiver, Custodian, or other public officer takes charge of the Trustee or its property.

              If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holder or Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

              A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after delivery of such acceptance and provided that all sums owing to the Trustee provided for in Section 7.7 have been paid, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.7, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

              If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holder or Holders of at least a majority of the principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

              If the Trustee fails to comply with Section 7.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

              Notwithstanding replacement of the Trustee pursuant to this
Section 7.8, the Company's obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

              Section 7.9   Successor Trustee by Merger, Etc.

              If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee.

                                  ARTICLE VIII

                           SATISFACTION AND DISCHARGE

              Section 8.1 Satisfaction, Discharge of the Indenture and Defeasance of the Notes.

              The Company shall be deemed to have paid and discharged the entire Debt on the Notes and the provisions of this Indenture shall cease to be of further effect (subject to Section 8.3), if:

                     (a) The Company irrevocably deposits in trust for the benefit of the Holders of the Notes with the Trustee, pursuant to an irrevocable trust and security agreement (i) U.S. Legal Tender in an amount,
(ii) Government Securities which, after payment of all Federal, state and local taxes or other charges or assessments in respect of such Government Securities payable by the Trustee, through the payment of principal and interest will provide, not later than one day before the due date of payment in respect of the Notes, U.S. Legal Tender in an amount, or (iii) a combination thereof, which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof (in form and substance reasonably satisfactory to the Trustee) delivered to the Trustee, is sufficient to pay the principal of, premium, if any, and each installment of principal and interest on the Notes then outstanding on the dates on which any such payments are due and payable in accordance with the terms of this Indenture and of the Notes;

                     (b) Such deposits shall not cause the Trustee to have a conflicting interest as defined in and for purposes of the TIA;

                     (c) No Default or Event of Default shall have occurred or be continuing on the date of such deposit or shall occur on or before the 91st day (or one day after such greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws) after the date of such deposit, and such deposit will not result in a Default or Event of a Default under this Indenture or a breach or violation of, or constitute a default under, any other instrument to which the Company, or any Subsidiary of the Company is a party or by which it or its property is bound;

                     (d) The deposit, defeasance and discharge will not be deemed, or result in, a Federal income taxable event to the Holders of the Notes and the Holders will be subject to Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

                     (e) The deposit shall not result in the Company, the Trustee or the trust being subject to regulation under the Investment Company Act of 1940;

                     (f) After the passage of 90 days (or any greater period of time in which any such deposit of trust funds may remain subject to Bankruptcy Laws insofar as those laws apply to the Company) following the irrevocable deposit of the trust funds, such funds will not be subject to any Bankruptcy Laws affecting creditors' rights generally;

                     (g) Holders of the Notes will have a valid, perfected and unavoidable (under applicable bankruptcy or insolvency laws), subject to the passage of time referred to in clause (f) above, first-priority security interest in the trust funds; and

                     (h) The Company has delivered to a Trustee an Officers' Certificate and an Opinion of Counsel (who may be outside counsel to the Company, but not in-house counsel to the Company), each in form and substance satisfactory to the Trustee, stating that all conditions precedent specified herein relating to the defeasance contemplated by this Section 8.1 have been complied with.

              In the event all of any portion of the Notes are to be redeemed through such irrevocable trust, the Company must make arrangements satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

              In the event that the Company takes the necessary action to comply with the provisions described in this Section 8.1 and the Notes are declared due and payable because of the occurrence of an Event of Default within the time period specified in Section 8.1(c), or at any time under
Section 8.3, the Company will remain liable for all amounts due on the Notes at the time of acceleration resulting from such Event of Default in excess of the amount of U.S. Legal Tender and Government Securities deposited with the Trustee pursuant to this Section 8.1 at the time of such acceleration.

              Section 8.2 Termination of Obligations Upon Cancellation of the Notes.

              In addition to the Company's rights under Section 8.1, the Company may terminate all of their respective obligations under this Indenture (subject to Section 8.3) when:

                     (a) either (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7) have been delivered to the Trustee for cancellation or (ii) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited in trust for the benefit of the Holders of the Notes with the Trustee U.S. Legal Tender or Government Securities in an amount sufficient to pay and discharge the entire indebtedness of the Notes, not theretofore delivered to the Trustee for cancellation, including principal of, premium if any, and interest on the Notes through the Stated Maturity and with respect to this clause (ii) no default or Event of Default shall have occurred or be continuing on the date of such deposit of trust funds may remain subject to bankruptcy or insolvency laws) after the date of such deposit, and such deposit will not result in a Default or Event of Default under this Indenture or a breach or violation of, or constitute a default under, any other instrument to which the Company, or any subsidiary of the Company or is a party or by which it or its property is bound;

                     (b) the Company has paid or caused to be paid all sums payable hereunder by the Company; and

                     (c) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with.

              Section 8.3   Survival of Certain Obligations.

              Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.1 or 8.2, the respective obligations of the Company and the Trustee under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.11, 2.12, Article III, 4.1, 4.2, 4.6, 6.8, 7.7, 7.8, 8.5, 8.7, and this
Section 8.3 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company and the Trustee under Sections 6.8, 7.7, 7.8, 8.5, 8.6, 8.7 and this Section 8.3 shall survive. Nothing contained in this Article VIII shall abrogate any of the obligations or duties of the Trustee under this Indenture.

              Section 8.4   Acknowledgment of Discharge by Trustee.

              After (a) the conditions of Section 8.1 or 8.2 have been satisfied, (b) the Company has paid or caused to be paid all other sums payable hereunder by the Company and (c) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (a) above, relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee upon request shall acknowledge in writing the discharge of each of the Company's obligations under this Indenture except for those surviving obligations specified in Section 8.3.

              Section 8.5   Application of Trust Assets.

              The Trustee shall hold any U.S. Legal Tender or Government Securities deposited with it in the irrevocable trust established pursuant to
Section 8.1 or 8.2. The Trustee shall apply the deposited U.S. Legal Tender or Government Securities, together with earnings thereon, through the Paying Agent (other than the Company or any Subsidiary of the Company), in accordance with this Indenture and the terms of the irrevocable trust agreement, to the payment of principal of and interest on the Notes.

              Section 8.6   Repayment to the Company.

              Upon termination of the trust established pursuant to Section 8.1 or 8.2, the Trustee and the Paying Agent shall promptly pay to the Company upon request any excess U.S. Legal Tender or Government Securities held by them.

              The Trustee and the Paying Agent shall pay to the Company upon request, and, if applicable, in accordance with the irrevocable trust established pursuant to Section 8.1 or 8.2, any U.S. Legal Tender or Government Securities held by them for the payment of principal of or interest on the Notes that remain unclaimed for two years after the date on which such payment shall have become due; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Company, cause to be published once, in a newspaper customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining shall be repaid to the Company. After payment to the Company, Holders entitled to such payment must look to the Company for such payment as general creditors unless an applicable abandoned property law designates another Person.

              Section 8.7   Reinstatement.

              If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or Government securities in accordance with Section 8.1 or 8.2 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section
8.1 or 8.2 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or Government Securities in accordance with Section
8.1 or 8.2; provided, however, that if the Company has made any payment of principal of or interest on any Notes because of the reinstatement of the obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or Government Securities held by the Trustee or Paying Agent.


                                   ARTICLE IX

                      AMENDMENTS, SUPPLEMENTS AND WAIVERS

              Section 9.1   Supplemental Indentures Without Consent of Holders.

              Without the consent of any Holder, the Company, when authorized by Board Resolutions, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto or amended Security Documents, in form satisfactory, to the Trustee, for any of the following purposes:

                     (a) to cure any ambiguity, defect, or inconsistency, or to make any other provisions with respect to matters or questions arising under this Indenture or the Security Documents which shall not be inconsistent with the provisions of this Indenture or the Security Documents, provided such action pursuant to this clause (a) shall not adversely affect the interests of any Holder in any respect;

                     (b) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or to make any other change that does not adversely affect the rights of any Holder, provided, that the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder;

                     (c) to provide for additional collateral for the Notes;

                     (d) to evidence the succession of another Person to the Company, and the assumption by any such successor of the obligations of the Company, herein and in the Notes in accordance with Article V; or

                     (e)  to comply with the TIA.

              Section 9.2 Amendments, Supplemental Indentures and Waivers with Consent of Holders.

              Subject to Section 6.8, with the consent of the Holders of not less than a majority in aggregate principal amount of then outstanding Notes, by written act of said Holders delivered to the Company and the Trustee, the Company, when authorized by Board Resolutions, and the Trustee may amend or supplement this Indenture or the Notes or enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders under this Indenture or the Notes. Notwithstanding any of the above, however, no such amendment, supplemental indenture or waiver shall, without the consent of the Holder of each outstanding Note affected thereby:

                     (a) reduce the percentage of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;

                     (b) reduce the rate or extend the time for payment of interest on any Note;

                     (c) reduce the principal amount of any note, reduce the Change of Control Purchase Price, the Offer Price, or the Redemption Price;

                     (d) change the Stated Maturity or the Change of Control Payment Date, or the Purchase Date of any Note;

                     (e) alter the redemption provisions of Article III or paragraph 5 of the Notes or the terms or provisions of Section 4.16 or the terms or provisions of Article XI, in any case, in a manner adverse to any holder;

                     (f) make any changes in the provisions concerning waivers of Defaults or Events of Default by Holders of the Notes (except to increase any required percentage or to provide that certain other provisions hereof cannot be modified or waived without the consent of the Holders of each outstanding Note affected thereby) or the rights of holders to recover the principal or premium of, interest on, or redemption payment with respect to, any Note;

                     (g) make any changes in Section 6.4, 6.7 or this third sentence of this Section 9.2; or

                     (h) make the principal of, or the interest on, any Note payable with anything or in any manner other than as provided for in this Indenture (including changing the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable) and the Notes as in effect on the date hereof.

              It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

              After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

              After an amendment, supplement or waiver under this Section 9.2 or 9.4 becomes effective, it shall bind each Holder.

              In connection with any amendment, supplement or waiver under this
Article IX, the Company may, but shall not be obligated to, offer to any Holder who consents to such amendment, supplement or waiver, or to all Holders, consideration for such Holder's consent to such amendment, supplement or waiver.

              Section 9.3   INTENTIONALLY OMITTED.

              Section 9.4   Revocation and Effect of Consents.

              Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by written notice to the Company or the Person designated by the Company as the Person to whom consents should be sent if such revocation is received by the Company or such Person before the date on which the Trustee receives an Officers' Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

              The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Company notwithstanding the provisions of the TIA. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

              After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder, unless it makes a change described in any of clauses (a) through (h) of Section 9.2, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note; provided, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal and premium of and interest on a Note, on or after the respective dates set for such amounts to become due and payable expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates.

              Section 9.5   Notation on or Exchange of Notes.

              If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee or require the Holder to put an appropriate notation on the Note. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Any failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

              Section 9.6   Trustee to Sign Amendments, Etc.

              The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article IX; provided, that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee's own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer's Certificate and an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture and that all conditions precedent have been complied with.


                                   ARTICLE X

                            MEETINGS OF NOTEHOLDERS


              Section 10.1  Purposes for Which Meetings May Be Called.

              A meeting of Noteholders may be called at any time and from time to time pursuant to the provisions of this Article X for any of the following purposes:

                     (a) to give any notice to the Company or to the Trustee, or to give any directions to the Trustee, or to waive or to consent to the waiving of any Default or Event of Default hereunder and its consequences, or to take any other action authorized to be taken by Noteholders pursuant to any of the provisions of Article VI;

                     (b) to remove the Trustee or appoint a successor Trustee pursuant to the provisions of Article VII;

                     (c) to consent to an amendment, supplement or waiver pursuant to the provisions of Section 9.2; or

                     (d) to take any other action (i) authorized to be taken by or on behalf of the Holder or Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture, or authorized or permitted by law or (ii) which the Trustee deems necessary or appropriate in connection with the administration of this Indenture.

              Section 10.2  Manner of Calling Meetings.

              The Trustee may at any time call a meeting of Noteholders to take any action specified in Section 10.1, to be held at such time and at such place in the City of New York, New York or elsewhere as the Trustee shall determine. Notice of every meeting of Noteholders, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed by the Trustee, first-class postage prepaid, to the Company and to the Holders at their last addresses as they shall appear on the registration books of the Registrar, not less than 10 nor more than 60 days prior to the date fixed for a meeting.

              Any meeting of Noteholders shall be valid without notice if the Holders of all Notes then outstanding are present in Person or by proxy, or if notice is waived before or after the meeting by the Holders of all Notes outstanding, and if the company and the Trustee are either present by duly authorized representatives or have before or after the meeting, waived notice.

              Section 10.3  Call of Meetings by Company or Holders.

              In case at any time the Company, pursuant to a Board Resolution, or the Holders of not less than a majority of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Noteholders to take any action specified in Section 10.1, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed the notice of such meeting within 20 days after receipt of such request, then the Company or the Holders of Notes in the amount above specified may determine the time and place in the City of New York, New York or elsewhere for such meeting and may call such meeting for the purpose of taking such action, by mailing or causing to be mailed notice thereof as provided in Section 10.2, or by causing notice thereof to be published at least once in each of two successive calendar weeks (on any Business Day during such week) in a newspaper or newspapers printed in the English language, customarily published at least five days a week of a general circulation in the City of New York, State of New York, the first such publication to be not less than 10 nor more than 60 days prior to the date fixed for the meeting.

              Section 10.4  Who May Attend and Vote at Meetings.

              To be entitled to vote at any meeting of Noteholders, a Person shall (a) be a registered Holder of one or more Notes, or (b) be a Person appointed by an instrument in writing as proxy for the registered Holder or Holders of Notes. The only Persons who shall be entitled to be present or to speak at any meeting of Noteholders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

              Section 10.5 Regulations May Be Made by Trustee; Conduct of the Meeting; Voting Rights; Adjournment.

              Notwithstanding any other provision of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any action by or any meeting of Noteholders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, and submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think appropriate. If the Company has not already set a record date and time for determining the Holders of record of Notes entitled to vote at such meeting, such regulations may do so, and in either case those and only those Persons who are Holders of Notes at the record date and time so fixed, or their proxies, shall be entitled to vote at such meeting whether or not they shall be such Holders at the time of the meeting.

              The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Noteholders as provided in Section 10.3, in which case the Company or the Noteholders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in principal amount of the Notes represented at the meeting and entitled to vote.

              At any meeting each Noteholder or proxy shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Notes challenged as not outstanding and ruled by the chairman of the meeting to be not then outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by him or instruments in writing as aforesaid duly designating him as the proxy to vote on behalf of other Noteholders. Any meeting of Noteholders duly called pursuant to the provisions of Section 10.2 or Section 10.3 may be adjourned from time to time by vote of the Holder or Holders of a majority in aggregate principal amount of the Notes represented at the meeting and entitled to vote, and the meeting may be held as so adjourned without further notice.

              Section 10.6  Voting at the Meeting and Record to Be Kept.

              The vote upon any resolution submitted to any meeting of Noteholders shall be by written ballots on which shall be subscribed the signatures of the Holders of Notes or of their representatives by proxy and the principal amount of the Notes voted by the ballot. The permanent chairman of the meeting shall appoint two inspectors of votes, who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Noteholders shall be prepared by the secretary of the meeting and there shall be attached to such record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts, setting forth a copy of the notice of the meeting and showing that such notice was mailed as provided in
Section 10.2 or published as provided in Section 10.3 The record shall be signed and verified by the affidavits of the permanent chairman and the secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

              Any record so signed and verified shall be conclusive evidence of the matters therein stated.

              Section 10.7 Exercise of Rights of Trustee or Holders May Not Be Hindered or Delayed by Call of Meeting.

              Nothing contained in this Article X shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Noteholders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Noteholders under any of the provisions of this Indenture or of the Notes.


                                   ARTICLE XI

                          RIGHT TO REQUIRE REPURCHASE

              Section 11.1 Repurchase of Notes at Option of the Holder Upon Change of Control.

                     (a) In the event that a Change of Control occurs, each Holder of Notes shall have the right, at such Holder's option, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes at maturity must be $1,000 or an integral multiple thereof) on the date that is no later than 40 Business Days after the occurrence of a Change of Control (the "Change of Control Payment Date"), at a cash purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to and including the Change of Control Payment Date.

                     (b) Within five Business Days after each date upon which the Company knows of the occurrence of a Change of Control requiring the Company to make a Change of Control Offer pursuant to this Section 11.1, the Company shall so notify the Trustee. Within 10 Business Days after the Company knows of the occurrence of a Change of Control, the Company shall make an irrevocable unconditional offer (a "Change of

Control Offer") to all Holders to purchase for cash all of the Notes pursuant to the offer described in clause (c) of this Section 11.1 at the Change of Control Purchase Price.

                     (c) Notice of a Change of Control Offer shall be sent, at least 20 Business Days prior to the Final Change of Control Put Date (as defined below), by first class mail, by the Company to each Holder at its registered address, with a copy to the Trustee. The notice to the Holders shall contain all instructions and materials required by applicable law and shall contain or make available to Holders other information material to such Holders' decision to tender Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the offer, shall state:

                                (i)  that the Change of Control Offer is being
       made pursuant to this Section 11.1 and that all Notes or portions thereof tendered will be accepted for payment;

                               (ii)  the Change of Control Purchase Price
       (including the amount of accrued and unpaid interest), the Change of Control Payment Date and the Final Change of Control Put Date (as defined below);

                              (iii)  that any Note, or portion thereof not
       tendered or accepted for payment will continue to accrue interest;

                               (iv)  that, unless the Company defaults in
       depositing U.S. Legal Tender with the Paying Agent in accordance with the last paragraph of this clause (c), or payment is otherwise prevented, any Note or portion thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

                                (v)  that Holders electing to have a Note or
       portion thereof purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent (which may not for purposes of this Section 11.1, notwithstanding anything in this Indenture to the contrary, be the Company or any Affiliate of the Company) at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date (the "Final Change of Control Put Date");

                               (vi) that Holders will be entitled to withdraw their election, in whole or in part, if the Paying Agent receives, prior to the close of business on the Final Change of Control Put Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder is withdrawing and a statement that such Holder is withdrawing his election to have such principal amount of Notes purchased; and

                              (vii)  a brief description of the events
       resulting in such Change of Control.

              Any such Change of Control Offer shall comply with all applicable provisions of Federal and state laws, including those regulating tender offers, if applicable, and any provisions of this Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws. On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer prior to the close of business on the Final Change of Control Put Date, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest). The Trustee shall promptly cancel all Notes accepted by the Company pursuant to the Change of Control Offer and delivered to it, and authenticate and mail or deliver to the Holders of Notes so accepted a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


                                  ARTICLE XII

                                    SECURITY

              Section 12.1  Security Documents.

              Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Documents. The due and punctual payment of the principal of, interest on and premium (if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at a Maturity Date, by acceleration, call for redemption or otherwise, and interest on the overdue principal and interest, if any, of the Notes and payment and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents. The Company shall make, or cause its Subsidiaries to make, an assignment of their right, title and interest in and to the Collateral to the Trustee as required by and in accordance with the Security Documents.

              Section 12.2  INTENTIONALLY OMITTED.

              Section 12.3 Authorization of Actions to be Taken by the Trustee Under the Security Documents.

              The Trustee may, in its sole discretion and without the consent of the Holders, but subject to Article VII hereof, take all actions it deems necessary or appropriate in order to (a) enforce or effect the Security Documents and (b) collect and receive any and all amounts payable in respect to the obligations of the Company hereunder in accordance with and to the extent provided in the Security Documents. Such actions shall include, but not be limited to, advising, instructing or otherwise directing the Disbursement Agent in accordance with the Security Documents in connection with enforcing or effecting any term or provision of the Disbursement Agreement. Subject to the provisions of the Security Documents, the Trustee shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security hereunder or be prejudicial to the interests of the Holders or of the Trustee).

              Section 12.4 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

              The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

              Section 12.5  Termination of Security Interest.

              Upon the payment in full of all obligations of the Company under this Indenture and the Notes, all liens, security interests and encumbrances created by the Security Documents shall be automatically released and discharged, and the Trustee shall, at the request of the Company, deliver a certificate to the Disbursement Agent stating that such obligations have been paid in full and that all liens, security interests, and encumbrances created by the Security Documents or this Indenture have been released and discharged.

              Section 12.6  Release of Collateral.

                     (a) Collateral may be released from the security interest created by the Security Documents, and shall thereafter cease to be "Collateral," in accordance with the provisions of the Security Documents.

                     (b) Shares of TransTexas common stock may be released from the security interest created by the Pledge Agreement as follows:

                                   (1) Up to 5,000,000 shares of pledged
       TransTexas common stock (subject to adjustment upon the occurrence of certain events, including subdivision, combinations and reclassifications, affecting TransTexas common stock) owned by the Company may be released from the security interest created by the Pledge Agreement if (A) such shares are sold for cash and the Net Proceeds are immediately deposited in the Collateral Account or (B) if the Company issues and sells Preferred Stock that is exchangeable for TransTexas common stock and the Net Proceeds of such sale are deposited concurrently in the Collateral Account, provided such Net Proceeds are at least equal to the Market Value, as of the date of such release, of the shares of TransTexas common stock that are released. Any such shares sold by the Company shall be sold at prices no less favorable to
       the    Company than those that could be obtained in arm's-length
       transactions with unrelated persons.

                                   (2) All of the pledged shares of TransTexas
       common stock owned by the Company shall be released from the security interest created by the Pledge Agreements upon the occurrence of a Change of Control on the day after the Change of Control Payment Date if a Change of Control Offer has been consummated in accordance with the Indenture.

                     (c) The release of any Collateral from the terms hereof and of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the Security Documents or this Section
12.6. The Trustee and each of the Holders acknowledge that a release of Collateral in accordance with the terms of the Security Documents or this
Section 12.6 will not be deemed for any purpose to be an impairment of the security under this Indenture. Notwithstanding any provision of this Indenture or the Security Documents to the contrary, to the extent applicable, the Company shall not be required to comply with TIA Sections 314(c) and (d).

                     (d) Any Collateral that may be released from the security interest created by any of the Security Documents pursuant to this Section 12.6 or the Security Documents (other than disbursements from the Collateral Account that are made in accordance with the Disbursement Agreement) shall be released by the Trustee upon (i) the Trustee's receipt of written notice from the Company, in the case of Company Collateral, specifying the Collateral to be released and the circumstances for the release (including the provision of the Indenture or Security Document pursuant to which the Collateral is to be released), (ii) compliance by the Company with Section 13.4(a), and (iii) if one of the conditions for the release of any Collateral is that any funds be deposited in the Collateral Account, such funds shall have been deposited in the Collateral Account concurrently with the Trustee's release of such Collateral.

                     (e) Notwithstanding the foregoing, no Collateral may be released from the security interest created by the Security Documents if at the time of such proposed release, a Default or Event of Default has occurred and is continuing or would occur as a result of such release. Any shares of TransTexas common stock that is released pursuant to this Section 12.6 in connection with a sale of such stock shall be sold for cash at prices no less favorable to the seller than those that could be obtained in arm's-length transactions with unrelated persons.

                     (f) The Company shall give written notice to the holders of the Notes within 10 days of any release of pledged shares of TransTexas common stock. Such notice shall set forth the date of such release, the number of shares released, and the provision of the Indenture pursuant to which such shares were released.


                                  ARTICLE XIII

                                 MISCELLANEOUS

              Section 13.1  TIA.

              If any provision of this Indenture limits, qualifies, or conflicts with the duties imposed by operation of the TIA, the imposed duties of this Indenture shall control. This Indenture will not be qualified under the TIA.

              Section 13.2  Notices.

              Any notices or other communications to the Company or the Trustee required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


              if to the Company:

              TransAmerica Refining Corporation
              1300 East North Belt, Suite 320
              Houston, Texas 77060
              Attention: Ed Donahue

              if to the Trustee:

              First Union National Bank
              40 Broad Street
              Suite 550
              New York, New York  10004
              Attention: Corporate Trust Administration with a copy to:

              Edwards & Angel
              750 Main Street
              Hartford, Connecticut  06103-2715
              Attention: Mr. Justin M. Sullivan

              The Company or the Trustee by notice to each other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication to the Company or the Trustee shall be deemed to have been given or made as of the date so delivered, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five Business Days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

              Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

              Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

              Section 13.3  INTENTIONALLY OMITTED.

              Section 13.4  Certificate and Opinion as to Conditions Precedent.

                     (a) Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

                            (1) an Officers' Certificate (in form and substance
reasonably satisfactory to the Trustee) stating that, in the opinion of the officers signing such certificate, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

                            (2) an Opinion of Counsel (in form and substance
reasonably satisfactory to the Trustee) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

                     (b) If any action taken by the Trustee under this Indenture is subject to any condition subsequent, the Company shall, within 5 Business Days after all conditions subsequent for such action have been satisfied, furnish to the Trustee:

                            (1) an Officers' Certificate (in form and substance
reasonably satisfactory to the Trustee) stating that, in the opinion of the officers signing such certificate, all conditions subsequent provided for in this Indenture relating to the action have been complied with; and

                            (2) an Opinion of Counsel (in form and substance
reasonably satisfactory to the Trustee) stating that, in the opinion of such counsel, all such conditions subsequent have been complied with.

              Section 13.5  Statements Required in Certificate or Opinion.

              Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

                     (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

                     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based:

                     (c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                     (d) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers' Certificate or certificates of public officials.

              Section 13.6  Rules by Trustee, Paying Agent, Registrar.

              The Trustee may make reasonable rules for action by or at a meeting of Noteholders. The Paying Agent or Registrar may make reasonable rules for its functions.

              Section 13.7  Legal Holidays.

              A "Legal Holiday" used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions at such place are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

              Section 13.8  Governing Law.

              THIS INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS INDENTURE AND THE TRANSACTIONS DESCRIBED HEREIN SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, WITH RESPECT TO ALL ISSUES, INCLUDING (WITHOUT LIMITATION) ISSUES OF VALIDITY, INTERPRETATION, EFFECT, PERFORMANCE AND REMEDIES. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY NOTEHOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

              Section 13.9  No Adverse Interpretation of Other Agreements.

              This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

                   Section 13.10 No Recourse against Others.

              A director, officer, employee, stockholder or incorporator, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creations. Each Noteholder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

              Section 13.11 Successors.

              All agreements of the Company in this Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

              Section 13.12 Duplicate Originals.

              All parties may sign any number of copies or counterparts of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

              Section 13.13 Severability.

              In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

              Section 13.14 Table of Contents, Headings, Etc.

              The Table of Contents, Cross-Reference Table and headings of the Articles and the Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

                                   SIGNATURES

              IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.



                                   TRANSAMERICAN REFINING CORPORATION



                                   By:          /s/ Ed Donahue
                                           ------------------------------------
                                           Authorized Signatory



                                   FIRST UNION NATIONAL BANK, as Trustee



                                   By:          /s/ W. Jeffrey Kramer
                                           ------------------------------------
                                           Authorized Signatory

                                                                       Exhibit A


                         [Form of Senior Secured Note]


                       TRANSAMERICAN REFINING CORPORATION

                     SENIOR SECURED NOTE DUE MARCH 14, 1998


No.                                                                $

              TransAmerican Refining Corporation, a Texas corporation (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _______________________, or registered assigns, the principal sum of _________________ Dollars, on March 14, 1998.

              Interest Payment Dates: September 14, 1997 and the Maturity Date

              Record Dates: September 1, 1997 and March 1, 1998

              Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

              IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed under its corporate seal.



              Dated:

                                           TRANSAMERICAN REFINING CORPORATION


                                           By:
                                               --------------------------------
                                                         Authorized Signatory

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

              This is one of the Notes described in the within-mentioned Indenture.



                                   FIRST UNION NATIONAL BANK,
                                   as Trustee



                                   By:
                                      ----------------------------
                                       Authorized Signatory



Dated:

                       TRANSAMERICAN REFINING CORPORATION


                     SENIOR SECURED NOTE DUE MARCH 14, 1998

1.     Interest.

              TransAmerican Refining Corporation, a Texas corporation (the "Company"), promises to pay interest on the principal amount of the Notes at a rate of 15.0% per annum (subject to adjustment). To the extent it is lawful, the Company promises to pay interest on any interest payment due but unpaid on such principal amount at a rate of 15.0% per annum (subject to adjustment) compounded semiannually.

              The Company will pay interest on September 14, 1997 and at the Maturity Date (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 14, 1997. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.     Method of Payment.

              The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. Except as provided below, the Company shall pay in New York principal and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts ("U.S. Legal Tender"). The Company may pay principal and interest by wire transfer of Federal funds, or interest by its check payable in such U.S. Legal Tender.
The Company may deliver any such interest payment to the Paying Agent.

3.     Paying Agent and Registrar.

              Initially, First Union National Bank, (the "Trustee") will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

4.     Indenture.

              The Company issued the Notes under an Indenture, dated as of March 14, 1997 (the "Indenture"), between the Company and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA, as in effect on the date of the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and said Act for a statement of them. The Notes are senior obligations of the Company limited in aggregate principal amount to $36,000,000.

5.     Redemption.

              The Notes may be redeemed at the election of the Company, as a whole, at any time on and after July 1, 1997, at 100% of the principal amount thereof, together with any accrued but unpaid interest to the Redemption Date.

              The Company shall redeem the entire principal amount of the Notes on a date (the "Redemption Date") that is not more than 7 days after the date of completion of an Equity Exchange Offer (as such term is defined in the Mortgage Notes Indenture), or other exchange offer, tender offer or other form of refinancing of the Mortgage Notes. Such redemption shall be made at 100% of the principal amount thereof, plus accrued interest to the Redemption Date.

6.     Notice of Redemption.

              Notice of redemption will be given at least 7 days but not more than 45 days before the Redemption Date to each Holder of Notes to be redeemed, by first class mail or by telecopy, his registered address.

              Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent on such Redemption Date the Notes called for redemption will cease to bear interest and the only right of the Holders of such Notes will be to receive payment of the Redemption Price and any accrued and unpaid interest to the Redemption Date.

7.     Denominations; Transfer; Exchange.

              The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption.

8.     Persons Deemed Owners.

              The registered Holder of a Note may be treated as the owner of it for all purposes.

9.     Unclaimed Money.

              If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent(s) will pay the money back to the Company at its written request. After that, all liability of the Trustee and such Paying Agent(s) with respect to such money shall cease.

10.    Discharge Prior to Redemption or Maturity.

              If the Company at any time deposits into an irrevocable trust with the Trustee U.S. Legal Tender or Government Securities sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating thereto, the Company will be discharged from certain provisions of the Indenture and the Notes (including the financial covenants, but excluding its obligation to pay the principal of and interest on the Notes).

11.    Amendment; Supplement; Waiver.

              Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a Note.

12.    Restrictive Covenants.

              The Indenture imposes certain limitations on the ability of the Company, and its Subsidiaries to, among other things, incur additional Debt or issue Disqualified Capital Stock, make payments in respect of its Capital Stock enter into transactions with Related Persons, incur Liens, sell assets, change the nature of its business, merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of substantially all of its properties or assets. The Indenture requires the Company to repurchase Notes under certain circumstances with the Net Cash Proceeds of certain Asset Sales. The limitations are subject to a number of important qualifications and exceptions. The Company must report to the Trustee on compliance with such limitations on a quarterly basis.

13.    Change of Control.

              In the event there shall occur any Change of Control, each Holder of Notes shall have the right, at such Holder's option but subject to the limitations and conditions set forth in the Indenture, to require the Company to purchase on the Change of Control Payment Date in the manner specified in the Indenture, all or any part (in integral multiples of $1,000) of such Holder's Notes at a Change of Control Purchase Price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Change of Control Payment Date.

14.    Successors.

              When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be released from those obligations.

15.    Defaults and Remedies.

              If an Event of Default occurs and is continuing, the Trustee or the Holders of at least a majority of the aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.
The Trustee may require indemnity satisfactory to it before it enforces the Indenture of the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notices of any continuing Default or Event of Default (except a Default in payment of principal, premium, if any, or interest, including a Default at any Maturity Date), if it determines that withholding notice is in their interest.

16.    No Recourse Against Others

              No stockholder, director, officer, employee or incorporator, as such, past, present or future, of the Company or any successor corporation shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a by accepting a Note waives and release all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17.    Authentication.

              This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

18.    Abbreviations and Defined Terms.

              Customary abbreviations may be used in the name of a Holder of a Note or an assignee. such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                                   ASSIGNMENT



                          I or we assign this Note to:


                   --------------------------------------

                   --------------------------------------

                   --------------------------------------

                   --------------------------------------

                   --------------------------------------

             (Print or type name, address and zip code of assignee)

     Please insert Social Security or other identifying number of assignee:

                   --------------------------------------

 and irrevocably appoint _______________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.


                              Dated:
                                    --------------


                   Signature:
                             -------------------------------

          (Sign exactly as name appears on the other side of this Note)

                       OPTION OF HOLDER TO ELECT PURCHASE

              If you want to elect to have this Note purchased by the Company pursuant to Section 4.16 or Article XI of the Indenture, check the appropriate box:

       [ ] Section 4.16             [ ] Article XI

              If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.16 or Article XI of the Indenture, as the case may be, state the amount you want to be purchased:



              $
               ----------------------


Dated:
       --------------------


Signature:
           -----------------------------------------------------
                     (Sign exactly as your name appears
                      on the other side of this Note)


Signature Guarantee:
                     -------------------------------------------